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                                                                     EXHIBIT 2.2








                 AGREEMENT AND PLAN OF MERGER AND REORGANIZATION



                                  BY AND AMONG

                                XCARE.NET, INC.,

                            CONFER ACQUISITION CORP.,

                                       AND

                              CONFER SOFTWARE, INC.

                            DATED AS OF MAY 14, 2001



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                                TABLE OF CONTENTS

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                                                                           PAGE
                                                                           ----

ARTICLE I THE MERGER..........................................................1

         1.1      The Merger..................................................1
         1.2      Effective Time..............................................1
         1.3      Effect of the Merger........................................2
         1.4      Articles of Incorporation; Bylaws...........................2
         1.5      Directors and Officers......................................2
         1.6      Effect of Merger on the Capital Stock of the Constituent
                    Corporations..............................................2
         1.7      Dissenting Shares...........................................5
         1.8      Surrender of Certificates...................................6
         1.9      No Further Ownership Rights in Company Capital Stock........7
         1.10     Lost, Stolen or Destroyed Certificates......................8
         1.11     Taking of Necessary Action; Further Action..................8
         1.12     Accounting Consequences.....................................8

ARTICLE II REPRESENTATIONS AND WARRANTIES OF THE COMPANY......................8

         2.1      Organization of the Company.................................8
         2.2      No Subsidiaries.............................................9
         2.3      Company Capital Structure...................................9
         2.4      Authority..................................................10
         2.5      No Conflict................................................10
         2.6      Consents...................................................11
         2.7      Company Financial Statements...............................11
         2.8      No Undisclosed Liabilities.................................11
         2.9      No Changes.................................................11
         2.10     Tax Matters................................................13
         2.11     Restrictions on Business Activities........................16
         2.12     Title of Properties; Absence of Liens and Encumbrances;
                    Condition of Equipment...................................16
         2.13     Intellectual Property......................................17
         2.14     Agreements, Contracts and Commitments......................21
         2.15     Interested Party Transactions..............................23
         2.16     Governmental Authorization.................................23
         2.17     Litigation.................................................23
         2.18     Accounts Receivable........................................24
         2.19     Minute Books...............................................24
         2.20     Environmental Matters......................................24
         2.21     Brokers' and Finders' Fees; Third Party Expenses...........25
         2.22     Employee Benefit Plans and Compensation....................25

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
         2.23     Insurance..................................................29
         2.24     Compliance with Laws.......................................30
         2.25     Warranties; Indemnities....................................30
         2.26     Complete Copies of Materials...............................30

ARTICLE III REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB.................30

         3.1      Organization, Standing and Power...........................30
         3.2      Authority..................................................30
         3.3      Capital Structure..........................................31
         3.4      No Conflict................................................31
         3.5      Consents...................................................31
         3.6      SEC Documents; Parent Financial Statements.................32
         3.7      Tax-Free Reorganization....................................32

ARTICLE IV CONDUCT PRIOR TO THE EFFECTIVE TIME...............................34

         4.1      Conduct of Business of the Company.........................34
         4.2      No Solicitation............................................36

ARTICLE V ADDITIONAL AGREEMENTS..............................................37

         5.1      Shareholder Approval.......................................37
         5.2      Securities Laws............................................37
         5.3      Restrictions on Transfer...................................37
         5.4      Access to Information......................................38
         5.5      Confidentiality; Public Disclosure.........................38
         5.6      Consents...................................................38
         5.7      Reasonable Efforts.........................................38
         5.8      Notification of Certain Matters............................38
         5.9      Additional Documents and Further Assurances................39
         5.10     FIRPTA Compliance..........................................39
         5.11     Expenses...................................................39
         5.12     Termination of 401(k) Plan.................................39
         5.13     Employee Benefits..........................................39
         5.14     Employment Offers..........................................40
         5.15     Shareholder List...........................................40
         5.16     Affiliate Voting Agreements................................40
         5.17     Registration Rights Agreement..............................40
         5.18     Preparation Delivery of Estimated Balance Sheet and
                    Statement of Expenses....................................40
         5.19     Indemnification............................................40
         5.20     Tax Matters................................................41
         5.21     Reorganization Matters.....................................41
         5.22     Solicitation Materials.....................................41

ARTICLE VI CONDITIONS TO THE MERGER..........................................41

         6.1      Conditions to Obligations of Each Party to Effect the
                    Merger...................................................41
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         6.2      Additional Conditions to Obligations of Company............42
         6.3      Additional Conditions to the Obligations of Parent and
                    Sub......................................................42

ARTICLE VII SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION......45

         7.1      Survival of Representations and Warranties.................45
         7.2      Indemnification and Escrow.................................45
         7.3      Shareholders' Representative...............................46

ARTICLE VIII TERMINATION, AMENDMENT AND WAIVER...............................47

         8.1      Termination................................................47
         8.2      Effect of Termination......................................48
         8.3      Termination Fees...........................................48
         8.4      Amendment..................................................49
         8.5      Extension; Waiver..........................................49

ARTICLE IX GENERAL PROVISIONS................................................49

         9.1      Notices....................................................49
         9.2      Interpretation.............................................50
         9.3      Counterparts; Facsimile....................................50
         9.4      Entire Agreement; Assignment...............................50
         9.5      Severability...............................................51
         9.6      Other Remedies; Specific Performance.......................51
         9.7      Governing Law; Dispute Resolution..........................51
         9.8      Rules of Construction......................................53
         9.9      Attorneys Fees.............................................53

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                                INDEX OF EXHIBITS


         EXHIBITS          DESCRIPTION
         --------          -----------
         Exhibit A         Agreement of Merger

         Exhibit B         Form of Affiliate Voting Agreement

         Exhibit C         Form of Registration Rights Agreement

         Exhibit D         Form of Legal Opinion of Counsel to Parent

         Exhibit E         Form of Legal Opinion of Counsel to the Company

         Exhibit F         Form of Tenant Estoppel Certificates

         Exhibit G         Form of Escrow Agreement

                 AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

         This Agreement and Plan of Merger and Reorganization (this "Agreement") is made and entered into as of May 14, 2001 among XCare.net, Inc., a Delaware corporation ("Parent"), Confer Acquisition Corp., a California corporation and wholly-owned subsidiary of Parent ("Sub"), and Confer Software, Inc., a California corporation (the "Company").

                                    RECITALS

         A. The Boards of Directors of each of the Company, Parent and Sub believe it is in the best interests of each company and their respective stockholders that Parent acquire the Company through the statutory merger of Company with and into the Sub (the "Merger") and, in furtherance thereof, have approved the Merger.

         B. Pursuant to the Merger, among other things, all of the issued and outstanding shares of capital stock of the Company shall be converted into the right to receive shares of common stock of Parent as set forth herein, all outstanding options to acquire shares of common stock of the Company shall be terminated, and all outstanding warrants to acquire shares of capital stock of the Company shall be cancelled and extinguished.

         C. The Company, on the one hand, and Parent and Sub, on the other hand, desire to make certain representations, warranties, covenants and other agreements in connection with the Merger.

         D. The parties intend, by executing this Agreement, to adopt a plan of reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code").

         NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration, the parties agree as follows:

                                   ARTICLE I
                                   THE MERGER

         1.1 The Merger. At the Effective Time (as defined in Section 1.2) and subject to and upon the terms and conditions of this Agreement and the applicable provisions of the California General Corporation Law (the "CGCL"), the Company shall be merged with and into Sub, the separate corporate existence of the Company shall cease and Sub shall continue as the surviving corporation and as a wholly-owned subsidiary of Parent. The surviving corporation after the Merger is hereinafter sometimes referred to as the "Surviving Corporation."

         1.2. Effective Time. Unless this Agreement is earlier terminated pursuant to Section 8.1, the closing of the Merger (the "Closing") will take place as promptly as practicable, but not later than five (5) business days following satisfaction or waiver of the conditions set forth in Article VI, at the offices of Wilson Sonsini Goodrich & Rosati, Professional Corporation, 650 Page Mill Road, Palo Alto, California 94304, unless another place or time is agreed to in writing by Parent and the

Company. The date upon which the Closing occurs is herein referred to as the "Closing Date." On the Closing Date, the parties hereto shall cause the Merger to be consummated by filing an Agreement of Merger (or like instrument) in the form attached hereto as Exhibit A, with an officers certificate of each constituent corporation attached, with the Secretary of State of the State of California (the "Merger Agreement"), in accordance with the applicable provisions of the CGCL (the time of acceptance by the Secretary of State of the State of California of such filing being referred to herein as the "Effective Time").

         1.3 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of the CGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of the Company and Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Sub shall become the debts, liabilities and duties of the Surviving Corporation.

         1.4 Articles of Incorporation; Bylaws.

                  (a) Unless otherwise determined by Parent prior to the Effective Time, at the Effective Time, the Articles of Incorporation of Sub shall be the Articles of Incorporation of the Surviving Corporation until thereafter amended as provided by law and such Articles of Incorporation; provided, however that Article I of the Articles of Incorporation of the Surviving Corporation shall be amended to read as follows: "The name of the corporation is Confer Software, Inc."

                  (b) The Bylaws of Sub, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation until thereafter amended.

         1.5 Directors and Officers. The directors of the Surviving Corporation immediately after the Effective Time shall be the directors of Sub immediately prior to the Effective Time, each to hold the office of director of the Surviving Corporation in accordance with the provisions of the CGCL and the Articles of Incorporation and Bylaws of the Surviving Corporation until his or her successor is duly qualified and elected. The officers of the Surviving Corporation immediately after the Effective Time shall be the officers of Sub immediately prior to the Effective Time, each to hold office in accordance with the provisions of the Bylaws of the Surviving Corporation.

         1.6 Effect of Merger on the Capital Stock of the Constituent Corporations.

                  (a) Certain Definitions. For all purposes of this Agreement, the following terms shall have the following meanings:

                      "Company Capital Stock" shall mean shares of Company Common Stock, Company Preferred Stock and shares of any other capital stock of the Company.

                      "Company Debt" shall mean indebtedness for borrowed money incurred by the Company after March 31, 2001.


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                      "Company Option" shall mean an option to acquire shares of
Company Common Stock.

                      "Company Preferred Stock" shall mean shares of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D-1 Preferred Stock, Series D-2 Preferred Stock, Series E Preferred Stock, Series F Preferred Stock and all other shares of preferred stock of the Company.

                      "Company Series A Preferred Stock" shall mean shares of Series A Preferred Stock of the Company.

                      "Company Series B Preferred Stock" shall mean shares of Series B Preferred Stock of the Company.

                      "Company Series C Preferred Stock" shall mean shares of Series C Preferred Stock of the Company.

                      "Company Series D-1 Preferred Stock" shall mean shares of Series D-1 Preferred Stock of the Company.

                      "Company Series D-2 Preferred Stock" shall mean shares of Series D-2 Preferred Stock of the Company.

                      "Company Series E Preferred Stock" shall mean shares of Series E Preferred Stock of the Company.

                      "Company Series F Preferred Stock" shall mean shares of Series F Preferred Stock of the Company.

                      "Company Warrants" shall mean warrants to purchase shares of Company Capital Stock.

                      "Covered Expenses" shall mean the sum of (x) the dollar amount of cash and cash equivalents standing on the Estimated Balance Sheet (excluding any cash or securities held in the Lease Collateral Account) plus (y) $300,000.

                      "Escrow Fund" shall mean the Escrow Shares deposited with the Escrow Agent (as such term is defined in the Form of Escrow Agreement attached hereto as Exhibit G).

                      "Escrow Shares" shall mean ten percent (10%) of the Merger Shares.

                      "Estimated Balance Sheet" shall mean the estimated unaudited balance sheet of the Company dated the Closing Date which shall be (i) prepared in accordance with GAAP (except that such unaudited balance sheet does not contain the footnotes required by GAAP) and


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
prepared by the Company in good faith and based upon reasonable assumptions and
(ii) approved by Parent, which approval shall not be unreasonably withheld.

                      "Estimated Net Liabilities" shall mean the amount by which total liabilities of the Company as of the Closing Date, other than Company Debt, as determined in accordance with GAAP ("Total Liabilities"), but excluding Estimated Third Party Expenses, exceed total current assets of the Company as determined in accordance with GAAP ("Total Current Assets"), each as reflected in the Estimated Balance Sheet.

                      "Estimated Third Party Expenses" shall mean Third Party Expenses (as defined in Section 5.11) of the Company on the Closing Date as estimated by the Company in good faith and based on reasonable assumptions and as reflected on the Statement of Expenses (as defined in Section 5.18).

                      "Exchange Ratio" shall mean the quotient obtained by dividing (x) the Merger Shares by (y) the Total Outstanding Series F Shares, rounded to the fourth decimal place; provided, that the Exchange Ratio shall be appropriately adjusted to reflect fully the effect of any stock split, reverse stock split, stock dividend, reorganization or like change with respect to Parent Common Stock occurring after the date of this Agreement and prior to the Effective Time.

                      "GAAP" shall mean U.S. generally accepted accounting principles consistently applied.

                      "Lease Collateral Account" shall mean the cash and securities pledged by the Company to State Street Bank and Trust Company securing a demand loan facility of the Company.

                      "Merger Shares" shall mean 594,103 shares of Parent Common Stock, subject to downward adjustment as provided below under the definition of "Total Consideration."

                      "Net Liabilities" shall mean the amount by which Total Liabilities exceed Total Current Assets as of the Closing Date.

                      "Net Liabilities Adjustment" shall mean the amount by which Estimated Net Liabilities exceed $650,000.

                      "Parent Common Stock" shall mean shares of the common stock, par value $0.01 per share, of Parent.

                      "Shareholder" shall mean each holder of any Company Capital Stock immediately prior to the Effective Time.

                      "Total Consideration" shall mean that number of shares of Parent Common Stock equal to the quotient obtained by dividing (A) $4,050,000 minus the sum of (1) the amount by which the Company's Estimated Third Party Expenses exceed the Covered Expenses, (2) the amount of any Company Debt and accrued interest thereon outstanding immediately prior to the Effective

Time and that has not been converted into Company Capital Stock prior to the Effective Time and (3) the Net Liabilities Adjustment; by (B) 6.817.

                      "Total Outstanding Series F Shares" shall mean the aggregate number of shares of Company Series F Preferred Stock issued and outstanding immediately prior to the Effective Time.

                  (b) Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Sub, the Company or the Shareholders, upon the terms and conditions set forth below in this Section 1.6(b) and elsewhere in this Agreement:

                           (i) Each share of Company Capital Stock issued and
outstanding immediately prior to the Effective Time (other than any shares of Company Capital Stock to be canceled pursuant to Section 1.6(b)(ii) hereof and any Dissenting Shares (as defined in Section 1.7 hereof)) shall be canceled and extinguished and, with respect to shares of Company Series F Preferred Stock, automatically converted into the right to receive, upon surrender of the certificate representing such share of Company Series F Preferred Stock in the manner set forth in Section 1.8(c) hereof, a fraction of a share of Parent Common Stock equal to the Exchange Ratio.

                           (ii) At the Effective Time, by virtue of the Merger
and without any action on the part of Parent, Sub, the Company or the Shareholders, each share of Company Capital Stock, if any, owned by Parent or the Company, or any subsidiary of Parent or the Company, immediately prior to the Effective Time, shall be automatically canceled and extinguished without any conversion thereof.

                  (c) Termination of Company Stock Options. At the Effective Time, each outstanding Company Option shall be terminated. Prior to the Effective Time, the Company shall take all action necessary to effect the transactions anticipated by this Section 1.6(c) under all Company Option agreements and any other plan or arrangement of the Company.

                  (d) Cancellation of Company Warrants. At the Effective Time, each outstanding Company Warrant shall be cancelled and extinguished. Prior to the Effective Time, the Company shall take all action necessary to effect the transactions anticipated by this Section 1.6(d) under all Company Warrant agreements and any other plan or arrangement of the Company.

                  (e) Merger Consideration. The maximum number of shares of Parent Common Stock to be issued in exchange for the acquisition by Parent of all outstanding Company Capital Stock shall be the Merger Shares.

                  (f) Fractional Shares. No fractional share of Parent Common Stock shall be issued in the Merger. In lieu thereof, any fractional share, after aggregating all shares held by a Shareholder, shall be rounded up to the nearest whole share of Parent Common Stock.

         1.7 Dissenting Shares.


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                  (a) Notwithstanding any provision of this Agreement to the contrary, any shares of Company Capital Stock held by a holder who has exercised and perfected appraisal or dissenters' rights for such shares in accordance with applicable law and who, as of the Effective Time, has not effectively withdrawn or lost such appraisal or dissenters' rights ("Dissenting Shares"), shall not be converted into or represent a right to receive the consideration for Company Capital Stock pursuant to Section 1.6, but the holder thereof shall only be entitled to such rights as are granted by applicable law.

                  (b) Notwithstanding the provisions of subsection (a), if any holder of Dissenting Shares shall effectively withdraw or lose (through failure to perfect or otherwise) his or her appraisal or dissenters' rights under applicable law, then, as of the later of Effective Time and the occurrence of such event, the shares of Company Capital Stock held by such Shareholder that formerly constituted Dissenting Shares shall automatically be converted into and represent only the right to receive the consideration for Company Capital Stock as provided in Section 1.6, without interest thereon, upon surrender of the certificate representing such shares.

                  (c) The Company shall give Parent (i) prompt notice of its receipt of any written demand for appraisal in respect of any shares of Company Capital Stock, withdrawals of such demands and any other instruments relating to the Merger served pursuant to applicable law and received by the Company, and
(ii) the opportunity to participate in all negotiations and proceedings with respect to such demands. The Company shall not, except with the prior written consent of Parent, voluntarily make any payment with respect to any such demands or offer to settle or settle any such demands. To the extent that Parent, the Company or the Surviving Corporation makes any payment or payments in respect of any Dissenting Shares, Parent shall be entitled to recover under the terms of
Article VII hereof the aggregate amount by which such payment or payments exceed the aggregate consideration that otherwise would have been issuable in respect of such shares.

         1.8 Surrender of Certificates.

                  (a) Exchange Agent. Gary Scherping shall serve as exchange agent (the "Exchange Agent") for the Merger.

                  (b) Parent to Provide Shares. Promptly after the Effective Time, Parent shall make available to the Exchange Agent for exchange in accordance with this Article I, certificates representing the Merger Shares issuable to the Shareholders pursuant to Section 1.6(b); provided, however, that on behalf of the Shareholders, pursuant to Article VII hereof, Parent shall deposit into an escrow account the Escrow Shares. The portion of the Escrow Shares contributed on behalf of each Shareholder shall be in proportion to the aggregate number of Merger Shares that such Shareholder would otherwise be entitled to receive in the Merger pursuant to Section 1.6(b) by virtue of ownership of outstanding shares of Company Capital Stock.

                  (c) Exchange Procedures. Promptly after the Effective Time, but in any event no later than five (5) business days after the Effective Time, Parent shall cause the Exchange Agent to mail to each holder of record (as of the Effective Time) of a certificate or certificates (the

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"Certificates") which immediately prior to the Effective Time represented outstanding shares of Company Capital Stock whose shares were converted into the right to receive shares of Parent Common Stock pursuant to Section 1.6, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as Parent may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing shares of Parent Common Stock. Upon surrender of Certificates for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, the holders of such Certificates shall be entitled to receive, within five (5) business days following such surrender, in exchange therefor certificates representing the number of whole shares of Parent Common Stock, and the Certificates so surrendered shall forthwith be canceled. Until so surrendered, outstanding Certificates will be deemed from and after the Effective Time, for all corporate purposes, subject to Section 1.8(d) as to the payment of dividends, to evidence the ownership of the number of full shares of Parent Common Stock into which such shares of Company Capital Stock shall have been so converted and the right to receive any dividends or distributions payable pursuant to Section 1.8(d).

                  (d) Distributions With Respect to Unexchanged Shares. No dividends or other distributions declared or made after the date of this Agreement with respect to Parent Common Stock with a record date after the Effective Time will be paid to the holders of any unsurrendered Certificates with respect to the shares of Parent Common Stock represented thereby until the holders of record of such Certificates shall surrender such Certificates. Subject to applicable law, following surrender of any such Certificates, Parent shall cause the Exchange Agent to deliver to the record holders thereof, without interest, certificates representing whole shares of Parent Common Stock issued in exchange therefor and the amount of any such dividends or other distributions with a record date after the Effective Time payable with respect to such whole shares of Parent Common Stock.

                  (e) Transfers of Ownership. If certificates for shares of Parent Common Stock are to be issued in a name other than that in which the Certificates surrendered in exchange therefor are registered, it will be a condition of the issuance thereof that the Certificates so surrendered will be properly endorsed and otherwise in proper form for transfer and that the persons requesting such exchange will have paid to Parent or any agent designated by it any transfer or other taxes required by reason of the issuance of certificates for shares of Parent Common Stock in any name other than that of the registered holder of the Certificates surrendered, or established to the satisfaction of Parent or any agent designated by it that such tax has been paid or is not payable.

                  (f) No Liability. Notwithstanding anything to the contrary in this Section 1.8, none of the Exchange Agent, the Surviving Corporation or any party hereto shall be liable to a holder of shares of Company Capital Stock for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

         1.9 No Further Ownership Rights in Company Capital Stock. All consideration paid in respect of the surrender for exchange of shares of Company Capital Stock in accordance with the terms hereof, shall be deemed to be full satisfaction of all rights pertaining to such shares of Company Capital Stock, and there shall be no further registration of transfers on the records of the Surviving Corporation of shares of Company Capital Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article I.

         1.10 Lost, Stolen or Destroyed Certificates. In the event any Certificates evidencing shares of Company Capital Stock shall have been lost, stolen or destroyed, Parent shall cause the Exchange Agent to issue in exchange for such lost, stolen or destroyed certificates, upon the making of an affidavit of that fact by the holder thereof, such shares of Parent Common Stock as may be required pursuant to Section 1.8; provided, however, that Parent may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed certificates to deliver a bond in such sum as it may reasonably direct against any claim that may be made against Parent or the Exchange Agent with respect to the certificates alleged to have been lost, stolen or destroyed.

         1.11 Taking of Necessary Action; Further Action. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company and Sub, the officers and directors of the Company, Parent and Sub are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action.

         1.12 Accounting Consequences. The parties hereto intend that the Merger be treated as a purchase for financial accounting purposes. Each party has consulted with its own accountants with respect to the accounting consequences of the Merger.

                                   ARTICLE II
                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

         The Company hereby represents and warrants to Parent and Sub, subject to such exceptions as are specifically disclosed in writing in the disclosure schedule (referencing the appropriate section and paragraph numbers) supplied by the Company to Parent and dated as of the date of this Agreement (the "Disclosure Schedule"), that on the date of this Agreement and as of the Effective Time as though made at the Effective Time as follows:

         2.1 Organization of the Company. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of California. The Company has the corporate power to own its properties and to carry on its business as now being conducted. The Company is duly qualified to do business and in good standing as a foreign corporation in each jurisdiction in which such qualification is required except where such failure to qualify would not have a Company Material Adverse Effect (as defined in Section 2.9). The Company has delivered a true and correct copy of its Amended and Restated of Articles of Incorporation and Bylaws, each as amended to date, to Parent.
Section 2.1 of the Disclosure Schedule lists the directors and officers of the Company. The operations now being conducted by the Company have not been conducted under any other name.

         2.2 No Subsidiaries. The Company does not have, and has never had, any subsidiaries or affiliated companies and does not otherwise own, and has not otherwise owned, any shares in the capital of or any interest in, or control, directly or indirectly, any corporation, partnership, association, joint venture or other business entity. The Company has never been a subsidiary of any other company.

         2.3 Company Capital Structure.

                  (a) The authorized Company Capital Stock consists of 71,000,000 shares of authorized Company Common Stock, with a par value of $0.001 per share, and 52,271,751 shares of Preferred Stock, with a par value of $0.001 per share, 236,842 of which shares are designated Series A Preferred Stock, 2,475,000 of which shares are designated Series B Preferred Stock, 4,212,475 of which shares are designated Series C Preferred Stock, 13,913,803 of which shares are designated Series D-1 Preferred Stock, 7,399,443 of which shares are designated Series D-2 Preferred Stock, 21,434,188 of which shares are designated Series E Preferred Stock, and 2,600,000 of which shares are designated Series F Preferred Stock. 7,649,612 shares of Common Stock, 236,842 shares of Series A Preferred Stock, 2,475,000 shares of Series B Preferred Stock, 3,908,794 shares of Series C Preferred Stock, 13,913,803 shares of Series D-1 Preferred Stock, 7,399,443 shares of Series D-2 Preferred Stock, 21,367,520 shares of Series E Preferred Stock, and 1,515,775 shares of Series F Preferred Stock are issued and outstanding as of the date of this Agreement. Each share of Company Series A Preferred Stock, each share of Company Series B Preferred Stock, each share of Company Series C Preferred Stock, each share of Company Series D-1 Preferred Stock, each share of Company Series D-2 Preferred Stock, and each share of Company Series F Preferred Stock is convertible into 1.0 shares of Company Common Stock. Each share of Company Series E Preferred Stock is convertible into
1.1101 of Company Common Stock. The Company Capital Stock is held by the persons, with the domicile addresses and in the amounts set forth in Section 2.3(a) of the Disclosure Schedule. All outstanding shares of Company Capital Stock are duly authorized, validly issued, fully paid and non-assessable and not subject to preemptive rights created by statute, the Articles of Incorporation or Bylaws of the Company or any agreement to which the Company is a party or by which it is bound and have been issued in compliance with federal and state securities laws. There are no declared or accrued unpaid dividends with respect to any shares of the Company's Capital Stock. The Company has no other capital stock authorized, issued or outstanding.

                  (b) Except for the Company's 1997 Stock Plan (the "Stock Plan") and the 1996 Stock Plan, which was assumed in the Stock Plan, the Company has never adopted or maintained any stock option plan or other plan providing for equity compensation of any person. The Company has reserved 12,262,970 shares of Company Common Stock for issuance to employees and consultants pursuant to the Stock Plan, of which 3,010,023 shares have been exercised and 4,887,448 shares are subject to outstanding unexercised options as of the date of this Agreement. In addition, 39,749 shares have been exercised and 15,501 shares are subject to outstanding unexercised options under the 1996 Stock Plan as of the date of the Agreement. Section 2.3(b) of the Disclosure

Schedule sets forth for each outstanding Company Option, the name and the domicile address of the holder, the number of shares of Company Common Stock subject to such Company Option, the exercise price of such Company Option and the vesting schedule of such Company Option. Except as set forth on Section 2.3(b) of the Disclosure Schedule, there is no outstanding Company Capital Stock which is subject to vesting. Except as set forth on Section 2.3(b) of the Disclosure Schedule, there are no options, warrants, calls, rights, commitments or agreements of any character, written or oral, to which the Company is a party or by which it is bound obligating the Company to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any shares of the capital stock of the Company or obligating the Company to grant, extend, accelerate the vesting of, change the price of, otherwise amend or enter into any such option, warrant, call, right, commitment or agreement. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or other similar rights with respect to the Company. There are no voting trusts, proxies, or other agreements or understandings with respect to the voting stock of the Company. As a result of the Merger, Parent will be the record and sole beneficial owner of all outstanding Company Capital Stock and all rights to acquire or receive any Company Capital Stock, whether or not such Company Capital Stock is outstanding.

         2.4 Authority. The Company has all requisite power and authority to enter into this Agreement and any Related Agreements (as hereinafter defined) to which the Company is a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and any Related Agreements to which the Company is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of the Company, and no further action is required on the part of the Company to authorize the Agreement, any Related Agreements to which the Company is a party and the transactions contemplated hereby and thereby, subject only to the approval of this Agreement by the Shareholders. The Board of Directors of the Company has unanimously approved this Agreement and the Merger. This Agreement and any Related Agreements to which the Company is a party have been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by the other parties hereto and thereto, constitute the valid and binding obligation of the Company enforceable in accordance with their respective terms, subject to the laws of general application relating to bankruptcy, insolvency and the relief of debtors and to rules of law governing specific performance, injunctive relief or other equitable remedies. The "Related Agreements" shall mean all such ancillary agreements required in this Agreement to be executed and delivered in connection with the transactions contemplated hereby, including, without limitation, the Escrow Agreement and the Registration Rights Agreement.

         2.5 No Conflict. The execution and delivery of this Agreement and any Related Agreements to which the Company is a party by the Company do not, and, the consummation of the transactions contemplated hereby and thereby will not, conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation, modification or acceleration of any obligation or loss of any benefit under (any such event, a "Conflict") (i) any provision of the Amended and Restated Articles of Incorporation and Bylaws of the Company, (ii) any material mortgage, indenture, lease, contract or other agreement or instrument, permit, concession, franchise or license to which the Company or any of its respective properties or assets (including intangible assets) are subject, (iii) any judgment, order or decree applicable to the Company or its respective properties or assets, or (iv) any material statute, law ordinance, rule or regulation applicable to the Company or its respective properties or assets.

         2.6 Consents. No consent, waiver, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other federal, state, county, local or other foreign governmental authority, instrumentality, agency or commission ("Governmental Entity") is required by or with respect to the Company in connection with the execution and delivery of this Agreement and any Related Agreements to which the Company is a party or the consummation of the transactions contemplated hereby and thereby, except for (i) such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable securities laws and (ii) the filing of the Merger Agreement with the Secretary of State of the State of California.

         2.7 Company Financial Statements. Section 2.7 of the Disclosure Schedule contains (i) the Company's unaudited balance sheet as of December 31, 2000, and the related unaudited statements of income, cash flow and stockholders' equity for the period ended December 31, 2000 (collectively, the "Year-End Financials"), and (ii) the Company's unaudited balance sheet as of March 31, 2001, (the "Current Balance Sheet") and the related unaudited statements of income, cash flow and stockholders' equity for the three month period ended March 31, 2001 (the "Quarterly Financials"). The Year-End Financials and the Quarterly Financials are correct in all material respects and have been prepared in accordance with GAAP applied on a basis consistent throughout the periods indicated and consistent with each other, subject to normal year-end audit reclassifications. The Year-End Financials and the Quarterly Financials present fairly the financial condition, operating results and cash flows of the Company as of the dates and during the periods indicated therein.

         2.8 No Undisclosed Liabilities. The Company has no material liability, indebtedness, obligation, expense, claim, deficiency, guaranty or endorsement of any type, whether accrued, absolute, contingent, matured, unmatured or other, of a type that should appear on a balance sheet prepared in accordance with GAAP, which individually or in the aggregate (i) has not been reflected in the Current Balance Sheet or (ii) has not arisen in the ordinary course of business consistent with past practices since the date of the Current Balance Sheet, none of which is material, either individually or in the aggregate, to the business, results of operations or condition (financial or otherwise) of the Company.

         2.9 No Changes. Since March 31, 2001, there has not been, occurred or arisen any:

                  (a) amendments or changes to the Amended and Restated Articles of Incorporation or Bylaws of the Company;

                  (b) capital expenditure or commitment by the Company, exceeding $50,000 individually or $100,000 in the aggregate;

                  (c) destruction of, damage to or loss of any asset with a value of $10,000 or greater, business or customer of the Company (whether or not covered by insurance);

                  (d) labor trouble or claim of wrongful discharge or other unlawful labor practice or action;

                  (e) change in accounting methods or practices (including any change in depreciation or amortization policies or rates) by the Company;

                  (f) revaluation by the Company of any of its assets;

                  (g) declaration, setting aside or payment of a dividend or other distribution with respect to the capital stock of the Company or any direct or indirect redemption, purchase or other acquisition by the Company of its capital stock;

                  (h) increase in the salary or other compensation payable or to become payable by the Company to any of its officers, directors, employees or advisors, or the declaration, payment or commitment or obligation of any kind for the payment, by the Company of a bonus or other additional salary or compensation to any such person;

                  (i) agreement, contract, covenant, instrument, lease, license or commitment to which the Company is a party or by which it or any of its assets (including intangible assets) are bound or any termination, extension, amendment or modification the terms of any agreement, contract, covenant, instrument, lease, license or commitment to which the Company is a party or by which it or any of its assets are bound;

                  (j) sale, lease, license or other disposition of any of the assets or properties of the Company or any creation of any security interest in such assets or properties;

                  (k) loan by the Company to any person or entity, incurring by the Company of any indebtedness, guaranteeing by the Company of any indebtedness, issuance or sale of any debt securities of the Company or guaranteeing of any debt securities of others, except for advances to employees for travel and business expenses in the ordinary course of business, consistent with past practice;

                  (l) waiver or release of any right or claim of the Company including any write-off or other compromise of any account receivable of the Company;

                  (m) the commencement or notice or threat of any lawsuit or, to the Company's knowledge, proceeding or investigation against the Company or its affairs;

                  (n) of any claim or potential claim of ownership by any person other than the Company of the Company Intellectual Property (as defined in Section 2.13) or of infringement by the Company of any other person's Intellectual Property (as defined in Section 2.13);

                  (o) issuance or sale, or contract to issue or sell, by the Company of any shares of its capital stock or securities exchangeable, convertible or exercisable therefor, or any securities, warrants, options or rights to purchase any of the foregoing, except for options to purchase common stock of the Company granted to employees of the Company in the ordinary course of business consistent with past practices;

                  (p) (i) sale or license of any Company Intellectual Property or entering into of any agreement with respect to the Company Intellectual Property with any person or entity or with respect to the Intellectual Property of any person or entity or (ii) purchase or license of any Intellectual Property or entering into of any agreement with respect to the Intellectual Property of any person or entity or (iii) change in pricing or royalties set or charged by the Company to its customers or licensees or in pricing or royalties set or charged by persons who have licensed Intellectual Property to the Company except, in each case, in the ordinary course of business;

                  (q) event or condition of any character that has had a Company Material Adverse Effect (as defined below);

                  (r) transaction by the Company except in the ordinary course of business as conducted on that date and consistent with past practices; or

                  (s) negotiation or agreement by the Company or any officer or employee thereof to do any of the things described in the preceding clauses (a) through (r) (other than negotiations with Parent and its representatives regarding the transactions contemplated by this Agreement).

         For all purposes of this Agreement, the term "Company Material Adverse Effect" means any change, event or effect that is or is reasonably likely to be materially adverse to the business, assets (including intangible assets), properties, liabilities (including contingent liabilities), condition (financial or otherwise), operations or results of operations of the Company.

         2.10 Tax Matters.

                  (a) Definition of Taxes. For the purposes of this Agreement, "Tax" or, collectively, "Taxes", means any and all federal, state, local and foreign taxes, assessments and other governmental charges, duties, impositions and liabilities, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts.

                  (b) Tax Returns and Audits.

                           (i) As of the Effective Time, the Company will have
prepared and timely filed all required federal, state, local and foreign returns, estimates, information statements and reports ("Tax Returns") relating to any and all Taxes concerning or attributable to the Company or its operations and such Tax Returns were when filed and are true and correct in all material respects.

                           (ii) The unpaid Taxes of the Company (i) did not, as
of the date of the Current Balance Sheet, exceed the reserve for Tax liability (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on balance sheets contained in the Unaudited Financials, and (ii) will not exceed that reserve as adjusted for operations and transactions through the Effective Date in accordance with the past custom and practice of the Company in filing its Tax Returns.

                           (iii) The Company has withheld and paid all Taxes
required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party.

                           (iv) The Company is not currently delinquent in the
payment of any Tax nor is there any Tax deficiency outstanding, assessed or proposed against the Company, nor has the Company executed any waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax.

                           (v) To the knowledge of the Company, no audit or
other examination of any Tax Return of the Company is presently in progress, nor has the Company been notified of any request for such an audit or other examination.

                           (vi) The Company has made available to Parent or its
legal counsel, copies of all foreign, federal and state income and all state sales and use Tax Returns for the Company filed for all periods since its inception.

                           (vii) There are (and immediately following the
Effective Time there will be) no liens, pledges, charges, claims, restrictions on transfer, mortgages, security interests or other encumbrances of any sort (collectively, "Liens") on the assets of the Company relating to or attributable to Taxes other than Liens for Taxes not yet due and payable.

                           (viii) The Company has no knowledge of any claim
relating or attributable to Taxes which, if adversely determined, would result in any Lien on the assets of the Company.

                           (ix) None of the Company's assets are treated as
"tax-exempt use property", within the meaning of Section 168(h) of the Code.

                           (x) The Company has not filed any consent agreement
under Section 341(f) of the Code or agreed to have Section 341(f)(4) of the Code apply to any disposition of a subsection (f) asset (as defined in Section 341(f)(4) of the Code) owned by the Company.

                           (xi) The Company is not, and has never been at any
time, a party to any tax sharing, indemnification or allocation agreement.

                           (xii) The Company is not and has never been at any
time, a "United States Real Property Holding Corporation" within the meaning of
Section 897(c)(2) of the Code.

                           (xiii) No adjustment relating to any Tax Return filed
by the Company has been proposed formally or, to the knowledge of the Company, informally by any tax authority to the Company or any representative thereof.

                           (xiv) The Company has not constituted either a
"distributing corporation" or a "controlled corporation" in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (x) in the two years prior to the date of this Agreement or (y) in a distribution which could otherwise constitute part of a "plan" or "series of related transactions" (within the meaning of Section 355(e) of the Code) that includes the Merger.

                           (xv) The Company is not and has never been a member
of an affiliated group of corporations within the meaning of Section 1504 of the Code or of any group that has filed a combined consolidated or unitary state or local return.

                           (xvi) The Company does not have any Liability for the
Taxes of any Person (other than Taxes of the Company) under Treasury Regulation
Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, or by contract.

                  (c) Executive Compensation Tax. There is no contract, agreement, plan or arrangement to which the Company is a party as of the date of this Agreement, including but not limited to the provisions of this Agreement, covering any employee or former employee of Company, individually or collectively, that could give rise to the payment of any amount that would not be deductible pursuant to Sections 280G, 404 or 162(m) of the Code.

                  (d) Tax -Free Reorganization.

                           (i) At the Effective Time, the Company will hold at
least 90 percent of the fair market value of its net assets and at least 70 percent of the fair market value of its gross assets held immediately prior to the Effective Time. For purposes of this representation, amounts paid by the Company to dissenting the Company Shareholders, amounts used by the Company to pay Merger expenses, amounts paid by the Company to redeem stock, securities, warrants or options of the Company as part of any overall plan of which the Merger is a part, and amounts distributed by the Company to Company Shareholders (except for any regular, normal dividends) as part of an overall plan of which the Merger is a part, in each case will be treated as constituting assets of the Company immediately prior to the Effective Time.

                           (ii) The Company has not made and has no plan or
intention to make any distribution with respect to its stock, and neither the Company nor any person related to the Company within the meaning of Treas. Reg. Sections 1.368-1(e)(3), (e)(4) and (e)(5) has redeemed or acquired or has any plan or intention to redeem or acquire shares of Company Capital Stock, in each case using consideration that would be treated as money or other property for purposes of Section 356 of the Code, or would be so treated if the shareholder in respect of whose Company Capital Stock the distribution is made or whose Company Capital Stock is redeemed or acquired also had received stock of Parent in exchange for Company Capital Stock owned by the shareholder.

                           (iii) The liabilities of the Company assumed by Sub
and the liabilities to which the transferred assets are subject were incurred by the Company in the ordinary course of its business.

                           (iv) The fair market value of the assets of the
Company transferred to Sub will equal or exceed the sum of the liabilities assumed by Sub, plus the amount of liabilities, if any, to which the transferred assets are subject.

                           (v) Except for those expenses paid by Parent pursuant
to Section 5.11 of the Merger Agreement (which expenses are solely and directly related to the Merger), the Company will pay its expenses, if any, incurred in connection with the Merger.

                           (vi) The Company is not and will not be at the
Effective Time an "investment company" as defined in Section 368(a)(2)(F)(iii) and (iv) of the Code.

                           (vii) The Company is not, and will not be at the
Effective Time, under the jurisdiction of a court in a Title 11 or similar case within the meaning of Section 368(a)(3)(A) of the Code.

         2.11 Restrictions on Business Activities. There is no agreement (noncompete or otherwise), commitment, judgment, injunction, order or decree to which the Company is a party or otherwise binding upon the Company which has or may have the effect of prohibiting or impairing any business practice of the Company, any acquisition of property (tangible or intangible) by the Company or the conduct of business by the Company. Without limiting the foregoing, the Company has not entered into any agreement under which it is restricted from selling, licensing or otherwise distributing any technology or products to or providing services to, customers or potential customers or any class of customers, in any geographic area, during any period of time or in any segment of the market.

         2.12 Title of Properties; Absence of Liens and Encumbrances; Condition of Equipment.

                  (a) The Company does not own any real property, nor has the Company ever owned any real property. Section 2.12(a) of the Disclosure Schedule sets forth a list of all real property currently leased or subleased by or from the Company, the name of the lessor, master lessor and/or lessee, the date of the lease or sublease (collectively, "Lease") and each amendment thereto (collectively, "Leased Properties") and, with respect to any current Lease, the aggregate annual rental and/or other fees payable under any such Lease. All such current Leases are in full force and effect, are valid and effective in accordance with their respective terms, and there is not, under any of such Leases, any existing material default or material event of default (or event which with notice or lapse of time, or both, would constitute a default) by the Company or to the Company's knowledge any other party to such Leases. To the knowledge of the Company, neither the operations of the Company on the Leased Properties, nor such Leased Properties, including the improvements thereon, violate in any material manner any applicable building code, zoning requirement, or classification or statute relating to the particular property or such operations, and such non-violation is not dependent, in any instance, on so-called non-conforming use exceptions. There are no other parties occupying, or with a right to occupy the Leased Properties except as identified on Section 2.12(a) of the Disclosure Schedule.

                  (b) The Company has good and valid title to, or, in the case of Leased Properties and assets, valid leasehold interests in, all of its tangible properties and assets, real, personal and mixed, used or held for use in its business, free and clear of any Liens, except as reflected in the Current Balance Sheet or otherwise disclosed in Section 2.12(b) of the Disclosure Schedule and except for Liens for Taxes not yet due and payable which, if required to be reflected, are reflected in the Current Balance Sheet and such non-monetary imperfections of title and encumbrances, if any, which are not material in character, amount or extent, and which do not detract from the value, or interfere with the present use, of the property subject thereto or affected thereby.

                  (c) Section 2.12(c) of the Disclosure Schedule lists a computer printout based on the Company's books and records of all material items of equipment, machinery, furniture, fixtures and tangible personal property (collectively, the "Equipment") owned or leased by the Company and such Equipment, taken as a whole, (i) is adequate for the conduct of the business of the Company as currently conducted and (ii) is in good operating condition, regularly and properly maintained, subject to normal wear and tear and reasonably fit and usable for the purposes for which they are being used.

                  (d) The Company has sole and exclusive ownership, free and clear of any Liens, of all customer files and other customer information relating to customers of the Company's current and former customers (the "Customer Information"). No person other than the Company possesses any claims or rights with respect to use of the Customer Information.

         2.13     Intellectual Property.

                  (a) For the purposes of this Agreement, the following terms have the following definitions:

                      "Intellectual Property" shall mean any or all of the following (i) works of authorship including, without limitation, computer programs, source code and executable code, whether embodied in software, firmware or otherwise, documentation, designs, files, records, data and mask works, (ii) inventions (whether or not patentable), improvements, and technology, (iii) proprietary and confidential information, trade secrets and know how, (iv) databases, data compilations and collections and technical data,
(v) logos, trade names, trade dress, trademarks and service marks, (vi) domain names, web addresses and sites, (vii) tools, methods and processes, and (viii) all instantiations of the foregoing in any form and embodied in any media.

                      "Intellectual Property Rights" shall mean any or all of the following and all rights in, arising out of, or associated therewith: (i) all United States and foreign patents and utility models and applications therefor and all reissues, divisions, re-examinations, renewals, extensions, provisionals, continuations and continuations-in-part thereof, and equivalent or similar rights anywhere in the world in inventions and discoveries including without limitation invention disclosures ("Patents"); (ii) all trade secrets and other rights in know how and confidential or proprietary information; (iii) all copyrights, copyrights registrations and applications therefor, and mask works and mask work registrations and applications therefor, and all other rights corresponding thereto throughout the world ("Copyrights"); (iv) all rights in World Wide Web addresses and domain names and applications and registrations therefor, all trade names, logos, common law trademarks and service marks, trademark and service mark registrations and applications therefor and all goodwill associated therewith throughout the world ("Trademarks"); and (v) any similar, corresponding or equivalent rights to any of the foregoing anywhere in the world.

                      "Company Intellectual Property" shall mean any Intellectual Property and Intellectual Property Rights, including Registered Intellectual Property Rights, that are owned or licensed by the Company.

                      "Registered Intellectual Property Rights" shall mean all United States, international and foreign: (i) Patents, including applications therefor; (ii) registered Trademarks, applications to register Trademarks, including intent-to-use applications, or other registrations or applications related to Trademarks; (iii) Copyrights registrations and applications to register Copyrights; and (iv) any other Intellectual Property Right that is the subject of an application, certificate, filing, registration or other document issued by, filed with, or recorded by, any state, government or other public legal authority at any time.

                  (b) Section 2.13(b) of the Disclosure Schedule lists all Registered Intellectual Property Rights owned or exclusively licensed by, or filed in the name of, or applied for by the Company (the "Company Registered Intellectual Property Rights") and lists any proceedings or actions before any court, tribunal (including the United States Patent and Trademark Office (the "PTO") or equivalent authority anywhere in the world) related to any of the Company Registered Intellectual Property Rights or Company Intellectual Property.

                  (c) To the knowledge of the Company, there are no facts or circumstances that would render any Company Intellectual Property invalid or unenforceable. Without limiting the foregoing, the Company knows of no information, materials, facts, or circumstances, including any information or fact that would constitute prior art, that would render any of the Company Registered Intellectual Property Rights invalid or unenforceable, or would adversely affect any pending application for any Company Registered Intellectual Property Right and the Company has not misrepresented, or failed to disclose, any facts or circumstances in any application for any Company Registered Intellectual Property Right that would constitute fraud or a misrepresentation with respect to such application or that would otherwise affect the validity or enforceability of any Company Registered Intellectual Property Right.

                  (d) To the knowledge of the Company, each item of Company Intellectual Property, including all Company Registered Intellectual Property Rights listed in Section 2.13(b) of the Disclosure Schedule and all Intellectual Property licensed to the Company, is free and clear of any Liens or other encumbrances against the Company. The Company is the exclusive owner of all owned Company Intellectual Property.

                  (e) To the extent that any Intellectual Property has been developed or created independently or jointly by any person other than the Company for which the Company has paid, the Company has a written agreement with such person with respect thereto, and the Company thereby has obtained ownership of, and is the exclusive owner of, all such Intellectual Property and associated Intellectual Property Rights by operation of law or by valid assignment.

                  (f) The Company has not transferred ownership of or granted any license of or right to use or authorized the retention of any rights to use or joint ownership of any Intellectual Property or Intellectual Property Rights that is or was Company Intellectual Property, to any other person, except (i) pursuant to Company's standard agreements used in the ordinary course of the Company's business, the forms of which are substantially in the forms as listed in Section 2.13(f) of the Disclosure Schedule; and (ii) pursuant to the agreements listed in Section 2.13(f) of the Disclosure Schedule.

                  (g) The Company Intellectual Property constitutes all the Intellectual Property and Intellectual Property Rights used in and/or necessary to the conduct of the business of the Company as it currently is conducted or planned to be conducted, including, without limitation, the design, development, manufacture, use, import and sale of products, technology and services (including products, technology or services currently under development).

                  (h) Other than inbound "shrink-wrap" and similar generally available commercial binary code end-user licenses, the contracts, licenses and agreements listed in Section 2.13(h) of the Disclosure Schedule include all contracts, licenses and agreements to which the Company is a party with respect to any Intellectual Property and Intellectual Property Rights. To the knowledge of the Company, all such contracts, licenses and agreements are in full force and effect. Except as listed in Section 2.13(h) of the Disclosure Schedule, the consummation of the transactions contemplated by this Agreement will neither violate nor result in the breach, modification, cancellation, termination or suspension of such contracts, licenses or agreements pursuant to express provisions of such contracts, licenses or agreements. The Company is not in breach of nor has the Company failed to perform under, any of the foregoing contracts, licenses or agreements and, to the Company's knowledge, no other party to any such contract, license or agreement is in breach thereof or has failed to perform thereunder. Except as listed in Section 2.13(h) of the Disclosure Schedule, following the Closing Date, the Surviving Corporation will be permitted to exercise all of Company's rights under such contracts, licenses and agreements to the same extent Company would have been able to had the Merger not occurred and without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments which Company would otherwise be required to pay. No person who has licensed Intellectual Property or Intellectual Property Rights to the Company has ownership rights or license rights to improvements made by the Company in such Intellectual Property which has been licensed to the Company.

                  (i) Section 2.13(i) of the Disclosure Schedule lists all contracts, licenses and agreements between the Company and any other person wherein or whereby the Company has agreed to, or assumed, any obligation or duty to warrant, indemnify, reimburse, hold harmless, guaranty or otherwise assume or incur any obligation or liability or provide a right of rescission with respect to the infringement or misappropriation by the Company or such other person of the Intellectual Property Rights of any person other than the Company.

                  (j) To the knowledge of the Company, operation of the business of the Company as it currently is conducted or is contemplated to be conducted by the Company, including but not limited to the design, development, use, import, manufacture and sale of the products, technology or services (including products, technology or services currently under development) of the Company does not, and will not, except as listed in Section 2.13(h) of the Disclosure Schedule, when conducted by Surviving Corporation in substantially the same manner following the Closing, infringe or misappropriate any Intellectual Property Right of any person, violate any right of any person (including any right to privacy or publicity) or constitute unfair competition or trade practices under the laws of any jurisdiction, and the Company has not received notice from any person claiming that such operation or any act, product, technology or service (including products, technology or services currently under development) of the Company infringes or misappropriates any Intellectual Property Right of any person or constitutes unfair competition or trade practices under the laws of any jurisdiction (nor does the Company have knowledge of any basis therefor).

                  (k) Each item of Company Registered Intellectual Property Rights is valid and subsisting, and all necessary registration, maintenance and renewal fees in connection with such Company Registered Intellectual Property Rights have been paid and all necessary documents and certificates in connection with such Company Registered Intellectual Property Rights have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining such Company Registered Intellectual Property Rights. There are no actions that must be taken by the Company within sixty (60) days of the Closing Date, including the payment of any registration, maintenance or renewal fees or the filing of any responses to the PTO office actions, documents, applications or certificates for the purposes of maintaining, perfecting or preserving or renewing any Company Registered Intellectual Property Rights. In each case in which the Company has acquired ownership of any Intellectual Property from any person, the Company has obtained a valid and enforceable assignment sufficient to irrevocably transfer all rights in such Intellectual Property and the associated Intellectual Property Rights (including the right to seek past and future damages with respect thereto) to the Company. The Company has not claimed a particular status, including "Small Business Status," in the application for any Intellectual Property Rights, which claim of status was at the time made inaccurate or false.

                  (l) There are no contracts, licenses or agreements between the Company and any other person with respect to Company Intellectual Property under which there is, to the knowledge of the Company, any dispute regarding the rights and obligations specified in such agreement, or performance under such agreement including with respect to any payments to be made or received by the Company thereunder.

                  (m) To the knowledge of the Company, no person is infringing or misappropriating any Company Intellectual Property.

                  (n) The Company has taken commercially reasonable steps to protect the Company's rights in confidential information and trade secrets of the Company or as required by any other person who has provided its confidential information or trade secrets to the Company. Without limiting the foregoing, the Company has, and enforces, a policy requiring each employee, consultant and contractor to execute proprietary information, confidentiality and assignment agreements substantially in the form attached hereto as Section 2.13(n) of the Disclosure Schedule, and, to the knowledge of the Company, all current and former employees, consultants and contractors of the Company have executed such an agreement.

                  (o) No Company Intellectual Property Rights or service of the Company is subject to any proceeding or outstanding decree, order, judgment, agreement or stipulation that restricts in any manner the use, transfer or licensing thereof by the Company or affects the validity or enforceability of such Company Intellectual Property.

                  (p) To the knowledge of the Company, no (i) product, technology, service or publication of the Company, (ii) material published or distributed by the Company or (iii) conduct or statement of Company constitutes a defamatory statement or material, false advertising or otherwise violates any law or regulation.

                  (q) Except as listed in Section 2.13(h) of the Disclosure Schedule, all Company Intellectual Property that is owned by the Company will be fully (subject only to non-exclusive licenses granted by the Company with respect thereto) transferable, alienable or licensable by Surviving Corporation without restriction and without payment of any kind to any third party.

                  (r) Neither this Agreement nor the transactions contemplated by this Agreement, including the assignment to Parent or Surviving Corporation, by operation of law or otherwise, of any contracts or agreements to which the Company is a party, will result in (i) Parent's or the Surviving Corporation's granting to any third party any right to or with respect to any Intellectual Property or Intellectual Property Right owned by, or licensed to, either of them, (ii) either Parent's or the Surviving Corporation's being bound by, or subject to, any non-compete or other restriction on the operation or scope of their respective businesses, or (iii) either Parent's or the Surviving Corporation's being contractually obligated to pay any royalties or other amounts to any third party in excess of those payable by Parent or Surviving Corporation, respectively, prior to the Closing, pursuant to agreements that Parent, Surviving Corporation or the Company may have with a third party.

                  (s) None of the Company Intellectual Property was developed by or on behalf of or using grants of any Governmental Entity.

         2.14 Agreements, Contracts and Commitments.

                  (a) Except as set forth in Sections 2.13(i), 2.13(k) or 2.14(a) of the Disclosure Schedule, the Company is not a party to nor is it bound by:

                           (i) any employment or consulting agreement, contract
or commitment with an employee or individual consultant or salesperson or consulting or sales agreement, contract or commitment with a firm or other organization;

                           (ii) any agreement or plan, including, without
limitation, any stock option plan, stock appreciation rights plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement;

                           (iii) any fidelity or surety bond or completion bond;

                           (iv) any lease of personal property having a value
individually in excess of $10,000 individually or $50,000 in the aggregate;

                           (v) any agreement, contract or commitment containing
any covenant limiting the freedom of the Company to engage in any line of business or to compete with any person;

                           (vi) any agreement, contract or commitment relating
to capital expenditures and involving future payments in excess of $10,000 individually or $50,000 in the aggregate;

                           (vii) any agreement, contract or commitment relating
to the disposition or acquisition of assets or any interest in any business enterprise outside the ordinary course of the Company's business;

                           (viii) any mortgages, indentures, loans or credit
agreements, security agreements or other agreements or instruments relating to the borrowing of money or extension of credit;

                           (ix) any outstanding purchase orders or contracts for
the future purchase of materials involving in excess of $10,000 individually or $50,000 in the aggregate;

                           (x) any dealer, distribution, joint marketing or
development agreement;

                           (xi) any sales representative, original equipment
manufacturer, value added, remarketer, reseller or independent software vendor or other agreement for use or distribution of the Company's products, technology or services;

                           (xii) any sales or other customer contract; or

                           (xiii) any other agreement, contract or commitment
that involves $10,000 individually or $50,000 in the aggregate or more or is not cancelable without penalty within thirty (30) days.

                  (b) The Company is in compliance with and has not breached, violated or defaulted under, or received notice that it has breached, violated or defaulted under, any of the terms or conditions of any material agreement, contract, covenant, instrument, lease, license or commitment to which it is a party or by which it is bound (collectively a "Contract"), nor does the Company have knowledge of any event that would constitute such a breach, violation or default with the lapse of time, giving of notice or both. To the knowledge of the Company, each Contract is in full force and effect and is not subject to any default thereunder by any party obligated to the Company pursuant thereto. The Company has obtained, or will use its reasonable best efforts to obtain prior to the Closing Date, all necessary consents, waivers and approvals of parties to any Contract as are required thereunder in connection with the Merger or for such Contracts to remain in effect without modification after the Closing. Following the Effective Time, the Company will be permitted to exercise all of its rights under the Contracts without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments which the Company would otherwise be required to pay had the transactions contemplated by this Agreement not occurred.

                  (c) The Company will use its reasonable best efforts to obtain any and all consents, waivers, assignments and approvals under any of the Contracts as may be required in connection with the Merger (all such consents, waivers and approvals are set forth in the Disclosure Schedule) so as to preserve all rights of, and benefits to, the Company thereunder.

         2.15 Interested Party Transactions. To the knowledge of the 9Company, no officer, director, Shareholder (nor any ancestor, sibling, descendant or spouse of any of such persons, or any trust, partnership or corporation in which any of such persons has or has had an interest) or employee of the Company, has or has had, directly or indirectly, (i) an interest in any entity which furnished or sold, or furnishes or sells, services, products or technology that the Company furnishes or sells, or proposes to furnish or sell, or (ii) any interest in any entity that purchases from or sells or furnishes to the Company any goods or services or (iii) a beneficial interest in any Contract; provided, that ownership of no more than one percent (1%) of the outstanding voting stock of a publicly traded corporation shall not be deemed an "interest in any entity" for purposes of this Section 2.15.

         2.16 Governmental Authorization. Section 2.16 of the Disclosure Schedule accurately lists each consent, license, permit, grant or other authorization issued to the Company by a Governmental Entity (i) pursuant to which the Company currently operates or holds any interest in any of their properties or (ii) which is required for the operation of its business or the holding of any such interest (herein collectively called "Company Authorizations"). The Company Authorizations are in full force and effect and constitute all Company Authorizations required to permit the Company to operate or conduct its business or hold any interest in its properties or assets.

         2.17 Litigation. There is no action, suit, claim or proceeding of any nature pending, or, to the Company's knowledge, threatened, against the Company, its properties (tangible or intangible) or any of their officers or directors, nor, to the knowledge of the Company, is there any reasonable basis therefor. To the Company's knowledge, there is no investigation pending or threatened against the Company, its properties or any of their officers or directors (nor, to the knowledge of the Company, is there any reasonable basis therefor) by or before any Governmental Entity. No Governmental Entity has at any time challenged or questioned the legal right of the Company to conduct its operations as presently or previously conducted.

         2.18 Accounts Receivable.

                  (a) The Company has made available to Parent a list of all accounts receivable of the Company ("Accounts Receivable") as of March 31, 2001 along with a range of days elapsed since invoice.

                  (b) All Accounts Receivable of the Company arose in the ordinary course of business and are collectible except to the extent of reserves therefor set forth in the Current Balance Sheet. No person has any Lien on any of such Accounts Receivable and no request or agreement for deduction or discount has been made with respect to any of such Accounts Receivable.

         2.19 Minute Books. The minutes of the Company made available to counsel for Parent are the only minutes of the Company and contain a reasonably accurate summary of all meetings of the Board of Directors (or committees thereof) of the Company and its respective stockholders or actions by written consent since the time of incorporation of the Company.

         2.20 Environmental Matters.

                  (a) Hazardous Material. The Company has not: (i) operated any underground storage tanks at any property that the Company has at any time owned, operated, occupied or leased; or (ii) illegally released any material amount of any substance that has been designated by any Governmental Entity or by applicable federal, state or local law to be radioactive, toxic, hazardous or otherwise a danger to health or the environment, including, without limitation, PCBs, asbestos, petroleum, and urea-formaldehyde and all substances listed as hazardous substances pursuant to the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, or defined as a hazardous waste pursuant to the United States Resource Conservation and Recovery Act of 1976, as amended, and the regulations promulgated pursuant to said laws (a "Hazardous Material"), but excluding normal amounts of office and janitorial supplies properly and safely maintained. To the knowledge of the Company, no Hazardous Materials are present in, on or under any property, including the land and the improvements, ground water and surface water thereof, that the Company has at any time owned, operated, occupied or leased in a manner that could give rise to any Company liability.

                  (b) Hazardous Materials Activities. The Company has not transported, stored, used, manufactured, disposed of, released or exposed its employees or others to Hazardous Materials in violation of any law in effect on or before the Effective Time, nor has either of them disposed of, transported, sold, or manufactured any product containing a Hazardous Material (any or all of the foregoing being collectively referred to as "Hazardous Materials Activities") in violation of any law, rule, regulation, ordinance, treaty or statute promulgated by any Governmental Entity in effect prior to or as of the date of this Agreement.

                  (c) Permits. The Company currently holds and is in material compliance with all environmental approvals, permits, licenses, clearances and consents (the "Environmental Permits") necessary for the conduct of the Company's Hazardous Material Activities, respectively, and other businesses of the Company as such activities and businesses are currently being conducted.

                  (d) Environmental Liabilities. To the knowledge of the Company, no action, proceeding, revocation proceeding, amendment procedure, writ, injunction or claim is pending or threatened concerning any Environmental Permit, Hazardous Material or any Hazardous Materials Activity of the Company. The Company has no knowledge of any fact or circumstance which could involve the Company in any environmental litigation or impose upon the Company any environmental liability.

                  (e) Environmental Reports. The Company has provided to Parent copies of all environmental reports, assessments or studies in the Company's possession regarding the Leased Properties.

         2.21 Brokers' and Finders' Fees; Third Party Expenses. Except for fees payable to CIBC World Markets Corp. pursuant to an engagement letter dated November 20, 2000, a copy of which has been provided to Parent, the Company has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders' fees or agents' commissions or any similar charges in connection with the Agreement or any transaction contemplated hereby. Section
2.21 of the Disclosure Schedule sets forth the Company's current reasonable estimate of all Third Party Expenses expected to be incurred by the Company in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the transactions contemplated hereby.

         2.22 Employee Benefit Plans and Compensation.

                  (a) The following terms shall have the meanings set forth below:

                           (i) "Affiliate" shall mean any other person or entity
under common control with the Company within the meaning of Section 414(b), (c),
(m) or (o) of the Code and the regulations issued thereunder;

                           (ii) "COBRA" shall mean the Consolidated Omnibus
Budget Reconciliation Act of 1985, as amended;

                           (iii) "DOL" shall mean the U.S. Department of Labor;

                           (iv) "Employee" shall mean any current or former
employee, consultant or director of the Company or any Affiliate;

                           (v) "Employee Agreement" shall mean each management,
employment, severance, consulting, relocation, repatriation, expatriation, visa, work permit or other agreement, contract or understanding between the Company or any Affiliate and any Employee;

                           (vi) "Employee Plan" shall mean any plan, program,
policy, practice, contract, agreement or other arrangement providing for compensation, severance, termination pay, deferred compensation, performance awards, stock or stock-related awards, fringe benefits or other employee benefits or remuneration of any kind, whether written, unwritten or otherwise, funded or unfunded, including without limitation, each "employee benefit plan," within the meaning of Section 3(3) of ERISA which is or has been maintained, contributed to, or required to be contributed to, by the Company or any Affiliate for the benefit of any Employee, or with respect to which the Company or any Affiliate has or may have any liability or obligation;

                           (vii) "ERISA" shall mean the Employee Retirement
Income Security Act of 1974, as amended;

                           (viii) "FMLA" shall mean the Family Medical Leave Act
of 1993, as amended;

                           (ix) "IRS" shall mean the Internal Revenue Service;

                           (x) "International Employee Plan" shall mean each
Employee Plan that has been adopted or maintained by the Company or any Affiliate, whether informally or formally, or with respect to which the Company or any Affiliate will or may have any liability, for the benefit of Employees who perform services outside the United States;

                           (xi) "Multiemployer Plan" shall mean any "Pension
Plan" (as defined below) which is a "multiemployer plan," as defined in Section 3(37) of ERISA;

                           (xii) "PBGC" shall mean the Pension Benefit Guaranty
Corporation; and

                           (xiii) "Pension Plan" shall mean each Employee Plan
which is an "employee pension benefit plan," within the meaning of Section 3(2) of ERISA.

                  (b) Schedule. Schedule 2.22(b) contains an accurate and complete list of each Employee Plan and each Employee Agreement under each Employee Plan or Employee Agreement. The Company does not have any plan or commitment to establish any new Employee Plan, International Employee Plan or Employee Agreement, to modify any Employee Plan or Employee Agreement (except to the extent required by law or to conform any such Employee Plan or Employee Agreement to the requirements of any applicable law, in each case as previously disclosed to Parent in writing, or as required by this Agreement), or to enter into any Employee Plan, International Employee Plan or Employee Agreement.

                  (c) Documents. The Company has provided, or made available upon request, to Parent: (i) correct and complete copies of all documents embodying each Employee Plan,

International Employee Plan and each Employee Agreement including (without limitation) all amendments thereto and all related trust documents, administrative service agreements, group annuity contacts, group insurance contracts, and policies pertaining to fiduciary liability insurance covering the fiduciaries for each Plan; (ii) the three (3) most recent annual reports (Form Series 5500 and all schedules and financial statements attached thereto), if any, required under ERISA or the Code in connection with each Employee Plan;
(iii) the most recent actuarial valuations, if any, prepared for each Company Employee Plan; (iv) if the Employee Plan is funded, the most recent annual and periodic accounting of Employee Plan assets; (v) the most recent summary plan description together with the summary(ies) of material modifications thereto, if any, required under ERISA with respect to each Employee Plan; (vi) all IRS determination, opinion, notification and advisory letters, and all applications and correspondence to or from the IRS or the DoL with respect to any such application or letter; (vii) all communications material to any Employee or Employees relating to any Employee Plan and any proposed Employee Plans, in each case, relating to any amendments, terminations, establishments, increases or decreases in benefits, acceleration of payments or vesting schedules or other events which would result in any liability to the Company; (viii) all correspondence to or from any governmental agency relating to any Employee Plan;
(ix) all COBRA forms and related notices (or such forms and notices as required under comparable law); (x) all policies pertaining to fiduciary liability insurance covering the fiduciaries for each Employee Plan; (xi) the three (3) most recent plan years' discrimination tests for each Employee Plan; and (xii) all registration statements, annual reports (Form 11-K and all attachments thereto) and prospectuses prepared in connection with each Employee Plan.

                  (d) Employee Plan Compliance. Except as set forth on Schedule 2.22(d), (i) The Company has performed all material obligations required to be performed by it under, is not in default or violation of, and has no knowledge of any default or violation by any other party to each Employee Plan, and each Employee Plan has been established and maintained in accordance with its terms and in compliance with all applicable laws, statutes, orders, rules and regulations, including but not limited to ERISA or the Code; (ii) each Company Employee Plan intended to qualify under Section 401(a) of the Code and each trust intended to qualify under Section 501(a) of the Code has either received a favorable determination, opinion, notification or advisory letter from the IRS with respect to each such Company Employee Plan as to its qualified status under the Code, including all amendments to the Code effected by the Tax Reform Act of 1986 and subsequent legislation, or has remaining a period of time under applicable Treasury regulations or IRS pronouncements in which to apply for such a letter and make any amendments necessary to obtain a favorable determination as to the qualified status of each such Company Employee Plan; (iii) to the knowledge of the Company, no "prohibited transaction," within the meaning of
Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 408 of ERISA, has occurred with respect to any Employee Plan; (iv) to the knowledge of the Company, there are no actions, suits or claims pending or threatened or reasonably anticipated (other than routine claims for benefits) against any Employee Plan or against the assets of any Employee Plan; (v) each Employee Plan can be amended, terminated or otherwise discontinued after the Effective Time in accordance with its terms, without liability to Parent, the Company or any Affiliate (other than ordinary administration expenses); (vi) to the knowledge of the Company, there are no audits, inquiries or proceedings pending or threatened by the IRS or DOL with respect to any Employee Plan; and (vii) neither the Company nor any Affiliate is subject to any penalty or tax with respect to any Employee Plan under Section 502(i) of ERISA or Sections 4975 through 4980 of the Code.

                  (e) No Pension Plans. Neither the Company nor any Affiliate has ever maintained, established, sponsored, participated in, or contributed to, any Pension Plan which is subject to Title IV of ERISA or Section 412 of the Code.

                  (f) Collectively Bargained, Multiemployer and Multiple Employer Plans. At no time has the Company or any Affiliate contributed to or been obligated to contribute to any Multiemployer Plan. Neither the Company, nor any Affiliate has at any time ever maintained, established, sponsored, participated in, or contributed to any multiple employer plan, or to any plan described in Section 413 of the Code.

                  (g) No Post-Employment Obligations. No Employee Plan provides, or reflects or represents any liability to provide, retiree life insurance, retiree health or other retiree employee welfare benefits to any person for any reason, except as may be required by COBRA or other applicable statute, and the Company has never represented, promised or contracted (whether in oral or written form) to any Employee (either individually or to Employees as a group) or any other person that such Employee(s) or other person would be provided with retiree life insurance, retiree health or other retiree employee welfare benefit, except to the extent required by statute.

                  (h) Health Care Compliance. Neither the Company nor any Affiliate has, prior to the Effective Time and in any material respect, violated any of the health care continuation requirements of COBRA, the requirements of FMLA, the requirements of the Health Insurance Portability and Accountability Act of 1996, the requirements of the Women's Health and Cancer Rights Act of 1998, the requirements of the Newborns' and Mothers' Health Protection Act of 1996, or any amendment to each such act, or any similar provisions of state law applicable to its Employees.

                  (i) Effect of Transaction. The execution of this Agreement and the consummation of the transactions contemplated hereby will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any Employee Plan, Employee Agreement, trust or loan that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any Employee.

                  (j) Excise Tax. No payment or benefit which will or may be made by the Company or its Affiliates with respect to any Employee or any other "disqualified individual" (as defined in Code Section 280G and the regulations thereunder) will be characterized as a "parachute payment," within the meaning of Section 280G(b)(2) of the Code.

                  (k) Employment Matters. The Company: (i) is in compliance, in all material respects, with all applicable foreign, federal, state and local laws, rules and regulations respecting employment, employment practices, terms and conditions of employment and wages and hours, in each case, with respect to Employees; (ii) has withheld and reported all amounts required by law or by agreement to be withheld and reported with respect to wages, salaries and other payments to Employees; (iii) is not liable for any arrears of wages or any taxes or any penalty for failure to comply with any of the foregoing; and (iv) is not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any governmental authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for Employees (other than routine payments to be made in the normal course of business and consistent with past practice). To the knowledge of the Company, there are no pending, threatened or reasonably anticipated claims or actions against the Company under any worker's compensation policy or long-term disability policy.

                  (l) Labor. No work stoppage or labor strike against the Company is pending, or to the knowledge of the Company, threatened or reasonably anticipated. The Company does not know of any activities or proceedings of any labor union to organize any Employees. There are no actions, suits, claims, labor disputes or grievances pending, or, to the knowledge of the Company, threatened or reasonably anticipated relating to any labor, safety or discrimination matters involving any Employee, including, without limitation, charges of unfair labor practices or discrimination complaints. The Company has not engaged in any unfair labor practices within the meaning of the National Labor Relations Act. The Company is not presently, nor has it been in the past, a party to, or bound by, any collective bargaining agreement or union contract with respect to Employees and no collective bargaining agreement is being negotiated by the Company.

                  (m) International Employee Plan. The Company does not now, nor has it ever had the obligation to, maintain, establish, sponsor, participate in, or contribute to any International Employee Plan.

                  (n) No Interference or Conflict. To the knowledge of the Company, no stockholder, officer, or employee of the Company is obligated under any contract or agreement subject to any judgment, decree or order of any court or administrative agency that would interfere with such person's efforts to promote the interests of the Company or that would interfere with the Company's business. Neither the execution nor delivery of this Agreement, nor the carrying on of the Company's business as presently conducted or presently proposed to be conducted nor any activity of such officers, directors, employees or consultants in connection with the carrying on of the Company's business as presently conducted or currently proposed to be conducted, will, to the knowledge of the Company, conflict with or result in a breach of the terms, conditions or provisions of, or constitute a default under, any contract or agreement under which any of such officers, directors, employees or consultants is now bound.

         2.23 Insurance. Section 2.23 of the Disclosure Schedule lists all insurance policies and fidelity bonds covering the assets, business, equipment, properties, operations, employees, officers and directors of the Company. There is no claim by the Company pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. All premiums due and payable under all such policies and bonds have been paid, and the Company is otherwise in compliance with the terms of such policies and bonds (or other policies and bonds providing substantially similar insurance coverage). The Company has no knowledge of any threatened termination of, or premium increase with respect to, any of such policies.

         2.24 Compliance with Laws. The Company has complied with, is not in violation of, and has not received any written notices of violation with respect to, any material foreign, federal, state or local statute, law or regulation.

         2.25 Warranties; Indemnities. Except for the warranties and indemnities contained in those contracts and agreements set forth in Section 2.13(k) of the Disclosure Schedule, the Company has not given any contractual warranties or indemnities relating to products or technology sold or licensed or services rendered by the Company.

         2.26 Complete Copies of Materials. The Company has delivered or made available true and complete copies of each document (or summaries of same) that has been requested by Parent or its counsel.

                                   ARTICLE III
                REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB

         Parent and Sub represent and warrant to the Company that on the date of this Agreement and as of the Effective Time as though made at the Effective Time, as follows:

         3.1 Organization, Standing and Power. Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Sub is a corporation duly organized, validly existing and in good standing under the laws of California. Each of Parent and Sub has the corporate power to own its properties and to carry on its business as now being conducted and is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the failure to be so qualified or licensed would have a material adverse effect on the business, assets (including intangible assets), condition (financial or otherwise), results of operations or capitalization of Parent (a "Parent Material Adverse Effect"); provided, however, changes in the trading prices of Parent Common Stock (in and of itself) shall not be deemed a Parent Material Adverse Effect.

         3.2 Authority. Each of Parent and Sub has all requisite corporate power and authority to enter into this Agreement and any Related Agreements to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Parent and Sub. This Agreement to which Parent and Sub are parties have been duly executed and delivered by Parent and Sub and constitute the valid and binding obligations of Parent and Sub, enforceable in accordance with their terms, except as such enforceability may be limited by principles of public policy and subject to the laws of general application relating to bankruptcy, insolvency and the relief of debtors and rules of law governing specific performance, injunctive relief or other equitable remedies.

         3.3 Capital Structure.

                  (a) The authorized stock of Parent consists of 100,000,000 shares of Common Stock, $0.01 par value, of which 16,391,376 shares were issued and outstanding as of April 30, 2001, and 5,000,000 shares of undesignated Preferred Stock, $0.01 par value, of which no shares are issued or outstanding. The authorized capital stock of Sub consists of 1,000 shares of Common Stock, all of which shares, as of the date hereof, are issued and outstanding and are held by Parent. All such shares of Parent and Sub have been duly authorized, and all such issued and outstanding shares have been validly issued, are fully paid and nonassessable, are free of any liens or encumbrances other than any liens or encumbrances created by or imposed upon the holders thereof, are not subject to preemptive rights created by statute, the charter documents or Bylaws of Parent as currently in effect or any agreement to which Parent is a party or by which it is bound, and have been issued in compliance with federal and state securities laws. As of April 30, 2001, Parent has reserved 4,075,606 shares of Common Stock for issuance pursuant to its employee and director stock and option plans.

                  (b) The shares of Parent Common Stock to be issued pursuant to the Merger will be duly authorized, validly issued, fully paid, non-assessable, free of any liens or encumbrances and not subject to any preemptive rights or rights of first refusal created by statute or the charter documents or Bylaws of Parent or Sub or any agreement to which Parent or Sub is a party or is bound and will be issued in compliance with federal and state securities laws.

         3.4 No Conflict. The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby will not, conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a Conflict under (i) any provision of the certificate of incorporation, as amended, and Bylaws of Parent or Sub, (ii) any mortgage, indenture, lease, contract or other agreement or instrument, permit, concession, franchise or license to which Parent or any of its respective properties or assets are subject and which has been filed as an exhibit to Parent's filings under the Securities Act or the Securities and Exchange Act of 1934, as amended (the "Exchange Act") or (iii) any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Parent or Sub or their respective properties or assets, except in each case where such Conflict will not have a Parent Material Adverse Effect or will not affect on the legality, validity or enforceability of this Agreement.

         3.5 Consents. No consent, waiver, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity, or any third party is required by or with respect to Parent or Sub in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (i) such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable securities laws, (ii) such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings which, if not obtained or made, would not have a Material

Adverse Effect, and (iii) the filing of the Merger Agreement with the Secretary of State of the State of California.

         3.6 SEC Documents; Parent Financial Statements. Parent has made available to the Company a true and complete copy of each annual, quarterly and other report, registration statement (without exhibits) and definitive proxy statement filed by Parent with the Securities and Exchange Commission (the "SEC") since February 9, 2000 (the "Parent SEC Documents"). As of their respective filing dates, the Parent SEC Documents complied in all material respects with the requirements of the Securities Act and the Exchange Act as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Parent SEC Documents, and none of the Parent SEC Documents contained on their filing dates any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, except to the extent corrected by a subsequently filed Parent SEC Document. The financial statements of Parent included in the Parent SEC Documents (the "Parent Financial Statements") complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, were prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto or, in the case of unaudited financial statements, as permitted under Form 10-Q under the Exchange Act) and fairly presented the consolidated financial position of Parent and its consolidated subsidiaries as of the respective dates thereof and the consolidated results of Parent's operations and cash flows for the periods indicated (subject to, in the case of unaudited statements, to normal and recurring year-end audit adjustments).

         3.7 Tax-Free Reorganization.

                  (a) Except with respect to (i) open-market purchases of Parent's stock pursuant to a general stock repurchase program of Parent that has not been created or modified in connection with the Merger, or (ii) repurchases in the ordinary course of business of unvested shares, if any, acquired from terminated employees, neither Parent nor any person related to Parent within the meaning of Treas. Reg. Sections 1.368-1(e)(3), (e)(4) and (e)(5) has any plan or intention to, redeem or otherwise acquire any of the stock of Parent issued to the Company Shareholders pursuant to this Agreement following the Merger. In addition, for purposes of the foregoing representation, the payment of cash in lieu of the issuance of fractional shares of Parent Common Stock will be disregarded provided the fractional share interests of the Shareholder are aggregated, no Company Shareholder will receive cash in an amount equal to or greater than the value of one full share of Parent Common Stock and the total cash consideration that will be paid in the transaction to the Shareholder instead of issuing fractional shares of Parent Common Stock will not exceed 1% of the total consideration that will be issued in the transaction to the Shareholder in exchange for its shares of the Company stock. Neither Parent nor any person related to Parent (within the meaning of Treas. Reg. Sections 1.368-1(e)(3), (e)(4) and (e)(5)) has acquired any Company Stock in contemplation of the Merger or otherwise as part of a plan of which the Merger is part.

                  (b) Parent has no plan or intention to cause the Surviving Corporation, after the Merger, to issue additional shares of Surviving Corporation Capital Stock that would result in Parent losing control of the Surviving Corporation within the meaning of Section 368(c) of the Code.

                  (c) Except for transfers of stock and assets described in Treas. Reg. Section 1.368-2(k) or reincorporation of the Surviving Corporation into Delaware, Parent has no plan or intention to liquidate the Surviving Corporation; to merge the Surviving Corporation with or into another corporation; to sell or otherwise dispose of the stock of the Surviving Corporation; or, except for dispositions made in the ordinary course of business, to cause the Surviving Corporation to sell or otherwise dispose of any of its assets.

                  (d) Parent will cause the Surviving Corporation to continue the Company's historic business or use a significant portion of the Company's historic business assets in a business. For purposes of this representation, Parent will be deemed to satisfy the foregoing representation if (a) the members of Parent's qualified group (as defined in Treas. Reg. Section 1.368-1(d)(4)(ii)), in the aggregate, continue the historic business of the Company or use a significant portion of the Company's historic business assets in a business, or (b) the foregoing activities are undertaken by a partnership as contemplated by Treas. Reg. Section 1.368-1(d)(4).

                  (e) Parent nor Sub is an investment company as defined in
Section 368(a)(2)(F)(iii) and (iv) of the Code.

                  (f) Following the Merger and assuming the accuracy of the Company's representation contained in Section 2.7(d)(i), the Surviving Corporation will hold at least 90 percent of the fair market value of the Company's net assets and at least 70 percent of the fair market value of the Company's gross assets and at least 90 percent of the fair market value of Sub's net assets and at least 70 percent of the fair market value of Sub's gross assets held immediately prior to the Effective Time. For purposes of this representation, amounts paid by the Company to dissenting the Company Shareholders, amounts used by the Company to pay Merger expenses, amounts paid by the Company to redeem stock, securities, warrants or options of the Company as part of any overall plan of which the Merger is a part, and amounts distributed by the Company to Company Shareholders (except for any regular, normal dividends) as part of an overall plan of which the Merger is a part, in each case will be treated as constituting assets of the Company immediately prior to the Effective Time. The foregoing sentence shall apply to Sub, mutatis mutandis.

                  (g) Except for those expenses paid by Parent pursuant to
Section 5.11 of this Agreement (which expenses are directly related to the Merger), Parent and Sub will pay their respective expenses, if any, incurred in connection with the Merger. In the Merger, no liabilities of the shareholders of the Company will be assumed by Parent, and Parent will not assume any liens, encumbrances or any similar liabilities relating to any Company Capital Stock acquired by Parent in the Merger.

                                   ARTICLE IV
                       CONDUCT PRIOR TO THE EFFECTIVE TIME

         4.1 Conduct of Business of the Company. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, the Company agrees (except to the extent that Parent shall otherwise consent in writing), to carry on the Company's business in the usual, regular and ordinary course in substantially the same manner as heretofore conducted, to pay the debts and Taxes of the Company when due, to pay or perform other obligations when due, and, to the extent consistent with such business, use their reasonable best efforts consistent with past practice and policies to preserve intact the Company's present business organizations, keep available the services of the Company's present officers and key employees and preserve the Company's relationships with customers, suppliers, distributors, licensors, licensees, and others having business dealings with it, all with the goal of preserving unimpaired the Company's goodwill and ongoing businesses at the Effective Time. The Company shall promptly notify Parent of any event or occurrence or emergency not in the ordinary course of business of the Company and any material event involving the Company.

         Except as expressly contemplated by this Agreement as set forth in
Section 4.1 of the Disclosure Schedule, the Company shall not, without the prior written consent of Parent:

                  (a) Make any expenditures or enter into any commitment or transaction exceeding $10,000 individually or $50,000 in the aggregate or any commitment or transaction of the type described in Section 2.9 hereof;

                  (b) (i) Sell any Company Intellectual Property or enter into any agreement with respect to the Company Intellectual Property with any person or entity, (ii) buy any Intellectual Property or enter into any agreement with respect to the Intellectual Property of any person or entity, (iii) enter into any agreement with respect to development of any Intellectual Property with a third party;

                  (c) Transfer to any person or entity any rights to any Company Intellectual Property, other than non-exclusive licenses to Company's customers in the ordinary course of business consistent with past practice;

                  (d) Enter into or amend any Contract pursuant to which any other party is granted marketing, distribution, development or similar rights of any type or scope with respect to any products or technology of the Company;

                  (e) Amend or otherwise modify (or agree to do so) or violate the terms of, any of the Contracts set forth or described in the Disclosure Schedule;

                  (f) Commence or settle any litigation;

                  (g) Declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any of its capital stock, or split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of capital stock of the Company, or repurchase, redeem or otherwise acquire, directly or indirectly, any shares of the capital stock of the Company (or options, warrants or other rights exercisable therefor);

                  (h) Except for the issuance of shares of Company Capital Stock upon the exercise or conversion of options outstanding on the date of this Agreement and except for the issuance of options to purchase shares of the Company's Common Stock as contemplated by Section 5.12 of this Agreement, issue, grant, deliver or sell or authorize or propose the issuance, grant, delivery or sale of, redeem or purchase or propose the purchase of or redemption of, any shares of its capital stock or securities convertible into, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating it to issue or purchase any such shares or other convertible securities.

                  (i) Cause or permit any amendments to its Articles of Incorporation or Bylaws;

                  (j) Acquire or agree to acquire by merging or consolidating with, or by purchasing any assets or equity securities of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to the Company's business;

                  (k) Sell, lease, license or otherwise dispose of any of its properties or assets, except properties or assets in the ordinary course of business and consistent with past practices;

                  (l) Incur any indebtedness for borrowed money or guarantee any such indebtedness or issue or sell any debt securities or guarantee any debt securities of others;

                  (m) Grant any loans to others or purchase debt securities of others or amend the terms of any outstanding loan agreement;

                  (n) Grant any severance or termination pay (i) to any director or officer or (ii) to any other employee except payments made pursuant to written agreements outstanding on the date of this Agreement and disclosed in the Disclosure Schedule;

                  (o) Adopt any employee benefit plan, or enter into any employment contract, pay or agree to pay any special bonus or special remuneration to any director or employee, or increase the salary or wage rates or other compensation (including accelerating any options) of its officers, directors or employees;

                  (p) Revalue any of its assets, including without limitation writing down the value of inventory or writing off notes or accounts receivable other than in the ordinary course of business;

                  (q) Pay, discharge or satisfy, in an amount in excess of $10,000 in any one case or $50,000 in the aggregate, any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business of liabilities reflected or reserved against in the Current Balance Sheet;

                  (r) Make or change any material election in respect of Taxes, adopt or change any accounting method in respect of Taxes, enter into any closing agreement, settle any claim or assessment in respect of Taxes, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes;

                  (s) Enter into any strategic alliance or joint marketing arrangement or agreement;

                  (t) Amend or modify the terms of any of the outstanding Company Options, Company Warrants or Company Capital Stock to accelerate the vesting thereof;

                  (u) Hire or terminate employees or encourage employees to resign; or

                  (v) Take, or agree in writing or otherwise to take, any of the actions described in Sections 4.1(a) through (u) above, or any other action that would prevent the Company from performing or cause the Company not to perform its covenants hereunder, or any other action not in the ordinary course of the Company's business and consistent with past practice.

         4.2 No Solicitation. Until the earlier of the Effective Time or the date of termination of this Agreement pursuant to the terms and provisions of
Section 8.1 hereof, Company shall not (nor will it permit any of its officers, directors (subject to the performance of their fiduciary duty), employees, stockholders, agents, representatives or affiliates to), directly or indirectly, take any of the following actions with any party other than Parent and its designees: (i) solicit, encourage, initiate or participate in any negotiations or discussions with respect to any offer or proposal to acquire or license all or any material part of the Company's business and properties or a majority of the Company Capital Stock, whether by merger, purchase of assets (including, without limitation, any technology or proprietary information of the Company), tender offer, license or otherwise, or effect any such transaction, (ii) disclose any information not customarily disclosed to any person concerning the Company's business and properties or afford to any person or entity access to its properties, books or records, (iii) assist or cooperate with any person or entity to make any proposal to purchase or license all or any material part of the Company's business and properties (including, without limitation, any technology or proprietary information related to the Company's business), other than inventory in the ordinary course of business consistent with past practices, or a majority of the Company Capital Stock, or (iv) enter into any agreement or arrangement with any person providing for the acquisition or licensing (other than non-exclusive licenses in the ordinary course of business consistent with past practice) of all or any material part of the Company's business and properties or a majority of the Company Capital Stock, whether by merger, purchase of assets (including, without limitation any technology or proprietary information of Company), tender offer, license or otherwise. In the event Company shall receive any offer or proposal, directly or indirectly, of the type referred to in clause (i) or (iii) above, or any request for disclosure or access pursuant to clause (ii) above, it shall immediately inform Parent that it has received same, furnish to Parent any other information that Parent may reasonably request (including without limitation the identity of the party making the offer, request or proposal and all terms and conditions of the offer, request or proposal), and provide Parent with a complete copy of any written offer, request or proposal and any related correspondence. Without limiting the foregoing, it is understood that any violation of the restrictions set forth above by any officer, director, employee, stockholder, agent, representative or affiliate of Company shall be deemed to be a breach of this paragraph by Company. The Company agrees that its obligations under this Section
4.2 are necessary and reasonable to protect Parent and its business, and expressly agrees that monetary damages would be inadequate to compensate Parent for any breach of this Section 4.2. Accordingly, the Company agrees and acknowledges that any such violation or threatened violation will cause irreparable injury to Parent and that, in addition to any other remedies that may be available, in law, in equity or otherwise, Parent shall be entitled to obtain injunctive relief against the threatened breach of this Section 4.2 or the continuation of any such breach, without the necessity of proving damages, and to enforce specifically the terms and provisions of this Section 4.2 in any court of the United States or any state having jurisdiction.

                                    ARTICLE V
                              ADDITIONAL AGREEMENTS

         5.1 Shareholder Approval. As promptly as practicable after the execution of this Agreement, the Company shall submit this Agreement and the transactions contemplated hereby to its stockholders for approval and adoption as provided by the CGCL and its Articles of Incorporation and Bylaws. Such submission shall also include a solicitation of approval of (i) the escrow and indemnification obligations of the stockholders set forth in Article VII of this Agreement and the deposit of the Escrow Shares into the Escrow Fund and (ii) the appointment of Yag Patel as Shareholder Representative under and as defined in the Escrow Agreement. Unless the Company's Board of Directors reasonably determines, in the exercise of its fiduciary duty, that it is necessary to withdraw its recommendation in favor of the Merger, the Company shall use its commercially reasonable efforts to solicit and obtain the consent of its Shareholders sufficient to approve the Merger and this Agreement and to enable the Closing to occur as promptly as practicable. The materials submitted to the Company's Shareholders shall be subject to review and approval by Parent and include information regarding the Company; the terms of the Merger; the Agreement and the Related Agreements; and the unanimous recommendation of the Board of Directors of the Company in favor of the Merger, this Agreement and Related Agreements.

         5.2 Securities Laws. Parent and the Company shall use commercially reasonable efforts to cause the Parent Common Stock to be issued in a transaction exempt from registration pursuant to Regulation D promulgated under the Securities Act of 1933, as amended from time to time. In connection therewith, the Company shall use its reasonable best efforts to ensure compliance with such exemption, including without limitation, delivering executed shareholder Investment Representation Statements from each holder of Company Series F Preferred Stock.

         5.3 Restrictions on Transfer. Each share of Parent Common Stock to be issued hereunder shall be issued without any legend restricting such transfer of shares except (i) as it relates to restrictions on transfer pursuant to Rule 144 under the Securities Act or (ii) any other legend in the opinion of counsel for Parent required to comply with the Securities Act.

         5.4 Access to Information. The Company shall afford Parent and its accountants, counsel and other representatives reasonable access during normal business hours during the period prior to the Effective Time to (a) all of the Company's properties, books, contracts, commitments and records, (b) all other information concerning the business, properties and personnel of the Company as Parent may reasonably request and (c) all key employees of the Company as identified by Parent. The Company agrees to provide to Parent and its accountants, counsel and other representatives copies of internal financial statements (including Tax returns and supporting documentation) promptly upon request. No information or knowledge obtained in any investigation pursuant to this Section 5.4 shall affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Merger.

         5.5 Confidentiality; Public Disclosure.

                  (a) Each of Parent, Sub and the Company hereby agrees that the information obtained in any investigation pursuant to Section 5.4, or pursuant to the negotiation and execution of this Agreement or the effectuation of the transaction contemplated hereby shall be governed by the terms of the letter agreement dated April 20, 2001 by and between the Company and Parent.

                  (b) Unless otherwise required by law, no disclosure (whether or not in response to an inquiry) of the subject matter of this Agreement shall be made by any party hereto unless approved by Parent and the Company prior to release subject, in the case of Parent, to Parent's obligation to comply with the rules and regulations of the National Association of Securities Dealers, Inc.

         5.6 Consents. The Company shall use its commercially reasonable efforts to obtain the consents, waivers, assignments and approvals under any of the Contracts as may be required in connection with the Merger (all of such consents, waivers and approvals are set forth in the Disclosure Schedule) so as to preserve all rights of, and benefits to, the Company thereunder.

         5.7 Reasonable Efforts. Subject to the terms and conditions provided in this Agreement, each of the parties hereto shall use commercially reasonable efforts to take promptly, or cause to be taken, all actions, and to do promptly, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated hereby, to obtain all necessary waivers, consents and approvals and to effect all necessary registrations and filings and to remove any injunctions or other impediments or delays, legal or otherwise, in order to consummate and make effective the transactions contemplated by this Agreement for the purpose of securing to the parties hereto the benefits contemplated by this Agreement.

         5.8 Notification of Certain Matters. Each of Parent and the Company shall give prompt notice to the other of (i) the occurrence or non-occurrence of any event, the occurrence or non-occurrence of which is likely to cause any representation or warranty of Parent or the Company, as applicable, contained in this Agreement to be untrue or inaccurate and (ii) any failure of Parent or the Company, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 5.8 shall not limit or otherwise affect any remedies available to either party. Further, disclosure by Parent or the Company pursuant to this Section 5.8 shall not be deemed to amend or supplement the Disclosure Schedule or prevent or cure any misrepresentations, breach of warranty or breach of covenant.

         5.9 Additional Documents and Further Assurances. Each party hereto, at the request of another party hereto, shall execute and deliver such other instruments and do and perform such other acts and things as may be necessary or desirable for effecting completely the consummation of this Agreement and the transactions contemplated hereby.

         5.10 FIRPTA Compliance. On the Closing Date, the Company shall deliver to Parent a properly executed statement in accordance with the requirements of Treasury Regulation Section 1.897-2(h)(2) and in a form reasonably acceptable to Parent for purposes of satisfying Parent's obligations under Treasury Regulation
Section 1.1445-2(c)(3).

         5.11 Expenses.

                  (a) Except as set forth in Section 5.11(b), whether or not the Merger is consummated, all fees and expenses incurred in connection with the Merger including, without limitation, all legal, accounting, financial advisory, consulting and all other fees and expenses of third parties ("Third Party Expenses") incurred by a party in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the transactions contemplated hereby, shall be the obligation of the respective party incurring such fees and expenses.

                  (b) In the event that the Merger is consummated, Parent agrees to pay the Company's expenses equal to the lesser of (i) the Company's Estimated Third Party Expenses, documented to Parent's reasonable satisfaction, or (ii) the Covered Expenses. Subject to Section 7.2, the Company and the Shareholders agree that Parent shall have full recourse to the Escrow Fund for payment of all Third Party Expenses of the Company that exceed the Covered Expenses and were not deducted from the Total Consideration as of the Closing Date.

         5.12 Termination of 401(k) Plan. The Company agrees to terminate its 401(k) plan immediately prior to the Closing, unless Parent, in its sole and absolute discretion, agrees to sponsor and maintain such plan by providing the Company with notice of such election at least two days before the Effective Time.

         5.13 Employee Benefits. Each employee of the Company who remains an employee of the Company after the Effective Time shall be eligible, upon completion of Parent's standard employee background and reference check, upon proof of appropriate employment authorization from the U.S. Immigration and Naturalization Service or the U.S. Department of State reflecting a right to work in the United States, to receive salary and benefits (such as medical benefits, bonuses and 401(k) plan participation) consistent with Parent's standard human resource policies.

         5.14 Employment Offers. The Company shall use commercially reasonable efforts to encourage each of its employees to accept the offer of employment made by Parent, including without limitation executing and delivering to such employees Parent's standard confidentiality and assignment of inventions agreement.

         5.15 Shareholder List. Immediately prior to the Closing, the Company shall provide Parent a statement certified by any officer of the Company setting forth any changes which would have been required to be set forth on Section 2.2(a) and Section 2.2(b) of the Disclosure Schedule as if such sections of Disclosure Schedules had been made and delivered as of Closing.

         5.16 Affiliate Voting Agreements. The Company shall deliver or cause to be delivered to Parent, concurrently with the execution of this Agreement, from each Affiliate, an executed Voting Agreement with the Parent substantially in the form attached hereto as Exhibit B.

         5.17 Registration Rights Agreement. Parent shall deliver or cause to be delivered to the Company and the Shareholders, concurrently with the Closing, an executed Registration Rights Agreement in substantially in the form attached hereto as Exhibit C, pursuant to which, among other things, Parent shall agree to file, within thirty (30) days following the Closing Date, a registration statement on Form S-3 to register shares of Parent Common Stock issuable pursuant to the Merger.

         5.18 Preparation Delivery of Estimated Balance Sheet and Statement of Expenses. The Company shall prepare in good faith the Estimated Balance Sheet, together with a written statement of the Estimated Third Party Expenses (the "Statement of Expenses"), which together shall be delivered to Parent at least two (2) business days prior to the Closing Date. Subject to Section 7.2, the Company and the Shareholders agree that Parent shall have recourse to the Escrow Fund for payment of any Net Liabilities in excess of the Estimated Net Liabilities used in calculating the Net Liabilities Adjustment as of Closing Date and were not deducted from the Total Consideration; provided, however, that in no event shall Parent be entitled to recovery from the Escrow Fund unless the Net Liabilities exceed $650,000.

         5.19 Indemnification. Parent agrees that all rights to indemnification or exculpation (including mandatory advancement of expenses) existing on the date of this Agreement in favor of the directors or officers of the Company and any person who served at the Company's request as a fiduciary or other representative for any Employee Plan maintained by the Company (the "Company Indemnified Parties") as provided in its articles of incorporation or bylaws or indemnification agreements shall continue in full force and effect for a period of not less than three years from the Closing Date, assuming the consummation of the Merger; provided, however, that, in the event any claim or claims are asserted or made within such three-year period, all rights to indemnification in respect of any such claim or claims shall continue to disposition of any and all such claims. Any determination required to be made with respect to whether a Company Indemnified Party's conduct complies with the standards set forth in the articles of incorporation or bylaws or indemnification agreements of the Company or otherwise shall be made by independent counsel selected by Parent reasonably satisfactory to the Company Indemnified Party (whose fees and expenses shall be paid by the Parent or the Surviving Corporation), which such determination shall be final and binding on the parties thereto. The Company hereby represents and warrants to Parent that no claim for indemnification has been made by any director or officer of the Company and, to the knowledge of the Company, no basis exists for any such claim for indemnification.

         5.20 Tax Matters.

                  (a) Tax Returns Due After the Closing Date. Parent shall prepare or cause to be prepared and file or cause to be filed all Tax Returns for the Company due after the Closing Date.

                  (b) Cooperation on Tax Matters. Parent and the Company shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns pursuant to this Agreement and any audit, litigation or other proceeding with respect to Taxes.

         5.21 Reorganization Matters.

                  (a) The parties intend the Merger to qualify as a reorganization under Section 368(a) of the Code. However, neither Parent nor the Company makes any representation or warranty to the other or to any Company Shareholder regarding the tax treatment of the Merger or whether the Merger will qualify as a reorganization under the Code. Each of the Company and Parent acknowledges that it is relying on its own advisors in connection with the Tax treatment of the Merger and the other transactions contemplated by this Agreement. The Company and Parent each agree to use their respective best efforts to cause the Merger to qualify, and will not take any actions which would reasonably be expected to prevent the Merger from qualifying, as a reorganization under Section 368(a) of the Code.

                  (b) Each of the Company and Parent shall report the Merger as a reorganization within the meaning of Section 368(a) of the Code, unless otherwise required pursuant to a "determination" within the meaning of Section 1313(a) of the Code.

         5.22 Solicitation Materials. All materials mailed or delivered to the Shareholders for use in soliciting their consent to this Agreement and the Merger will be prepared in good faith by the Company and shall contain all information the Company believes in good faith to be material for the Shareholders make a valid and informed decision to approve this Agreement and the Merger.

                                   ARTICLE VI
                            CONDITIONS TO THE MERGER

         6.1 Conditions to Obligations of Each Party to Effect the Merger. The respective obligations of the Parent, Sub and Company to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

                  (a) No Injunctions or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect, nor shall any proceeding brought by an administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, seeking any of the foregoing be pending; nor shall there be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger, which makes the consummation of the Merger illegal or otherwise prohibits consummation of the Merger.

                  (b) Governmental Approvals. All authorizations, consents, orders, declarations or approvals of, or filings with, or terminations or expirations of waiting periods imposed by, any Governmental Entity which the failure to obtain, make or occur would have a Material Adverse Effect on Parent or the Surviving Corporation shall have been obtained, made or occurred.

         6.2 Additional Conditions to Obligations of Company. The obligations of the Company to consummate and effect this Agreement and the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, exclusively by the Company:

                  (a) Representations and Warranties. The representations and warranties of Parent and Sub in this Agreement shall be true and correct in all material respects (if not qualified by materiality) and in all respects (if qualified by materiality) on and as of the Effective Time as though such representations and warranties were made on and as of such time except for changes contemplated by this Agreement and except for representations and warranties which address matters as of a particular date which shall remain true and correct as of such particular date.

                  (b) Covenants. Each of Parent and Sub shall have performed and complied in all material respects with all covenants and obligations of this Agreement required to be so performed and complied with by Parent or Sub at or before the Effective Time.

                  (c) Certificate of the Parent. Company shall have been provided with a certificate executed on behalf of Parent by a Vice President certifying as to the satisfaction of the conditions set forth in Section 6.2(a) and Section 6.2(b) above.

                  (d) Escrow Agreement. The Escrow Agreement shall have been executed and delivered by each of the parties thereto (other than the Company and the Shareholder Representative).

                  (e) Registration Rights Agreement. The Registration Rights Agreement shall have been executed and delivered by each of the parties thereto (other than the Company and the Shareholders).

                  (f) Legal Opinion. The Company shall have received a legal opinion from Wilson Sonsini Goodrich & Rosati, Professional Corporation, counsel to Parent, in substantially the form attached hereto as Exhibit D.

         6.3 Additional Conditions to the Obligations of Parent and Sub. The obligations of Parent and Sub to consummate and effect this Agreement and the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, exclusively by Parent:

                  (a) Representations and Warranties. The representations and warranties of the Company in this Agreement shall be true and correct in all material respects (if not qualified by materiality) and in all respects (if qualified by materiality) on and as of the Effective Time as though such representations and warranties were made on and as of such time except for changes contemplated by this Agreement and except for representations and warranties which address matters as of a particular date which shall remain true and correct as of such particular date.

                  (b) Covenants. The Company shall have performed and complied in all material respects with all covenants and obligations of this Agreement required to be so performed and complied with by the Company at or before the Effective Time.

                  (c) Company Shareholder Approval. This Agreement shall have been approved and adopted, and the Merger shall have been duly approved, by the requisite vote of the Shareholders under the CGCL, the Articles of Incorporation and Bylaws of the Company, in each case as amended, and any agreements to which the Company is a party or by which it is bound.

                  (d) Third Party Consents. Any and all consents, waivers, assignments and approvals in Section 2.6 of the Disclosure Schedule shall have been obtained.

                  (e) Legal Opinion. Parent shall have received a legal opinion from Latham & Watkins, legal counsel to the Company, in substantially the form attached hereto as Exhibit E.

                  (f) Escrow Agreement. The Escrow Agreement shall have been executed and delivered by each of the parties thereto (other than Parent).

                  (g) Material Adverse Change. No Company Material Adverse Effect shall have occurred from the date of this Agreement to the Closing Date.

                  (h) Estimated Balance Sheet and Statement of Expenses. Parent shall have received the Estimated Balance Sheet and Statement of Expenses from the Company no later than two (2) business days prior to the Closing Date.

                  (i) Termination of 401(k) Plan. Unless otherwise requested by Parent pursuant to Section 5.12, the Board of Directors of the Company shall have adopted resolutions terminating the Company's 401(k) Plan as of immediately prior to the Closing.

                  (j) Termination of Company Warrants. Each unexercised Company Warrant, whether vested or unvested, that has not been exercised in full prior to the Effective Time shall have been terminated at the Effective Time and Parent shall have received evidence of such termination in form and substance reasonably satisfactory to Parent, including without limitation a written consent from each holder of each such Company Warrant acknowledging and consenting to the termination at the Effective Time of such holder's unexercised Company Warrants and waiving any notice requirements relating to such termination (the form and substance of which shall have been subject to review and approval by Parent).

                  (k) Termination of Company Options. All Company Options shall have been terminated prior to the Closing.

                  (l) Employment Arrangements. At least 75% of Company's employees that were offered regular "at-will" employment with Parent or the Surviving Corporation shall have accepted "at-will" employment with Parent or the Surviving Corporation under terms that are substantially the same as the terms of such employees' employment with the Company and reasonably satisfactory to Parent.

                  (m) Termination of Amended and Restated Rights Agreement. The Amended and Restated Investors' Rights Agreement effective as of January 26, 2001 by and between the Company and the investors named therein (the "Rights Agreement"), shall have been terminated, effective as of the day immediately preceding the Closing Date, and Parent shall have received evidence of such termination in form and substance reasonably satisfactory to Parent, including without limitation a written consent from the investors named therein acknowledging and consenting to the termination of the Rights Agreement (the form and substance of which shall have been subject to review and approval by Parent).

                  (n) Certificate of the Company. Parent shall have been provided with a certificate executed by the Chief Executive Officer as to the satisfaction of the conditions set forth in Sections 6.3(a) and (b).

                  (o) Secretary's Certificate. Parent shall have received from the Company a certificate, validly executed by the Secretary of the Company, certifying as to (i) the terms and effectiveness of the Company's certificate of incorporation and bylaws, in each case as amended, and (ii) the accuracy and completeness of the resolutions of the Board of the resolutions of the Board of Directors of the Company and the Shareholders approving this Agreement, the Merger and the other transactions contemplated hereby.

                  (p) Tenant Estoppel Certificates. Parent shall have received a completed, validly executed copy of a Tenant Estoppel Certificate from Company's sublessor (Benefit Consultants, Inc.) and Company's sub-sublessee (myCustom.com) in substantially the form attached hereto as Exhibit F.

                  (q) Securities Compliance. Parent and the Company shall have reasonably determined, after consultation with their respective counsel, that the issuance of Parent Common Stock in the Merger is in compliance with all federal and state securities laws and exemptions.

                  (r) Investment Representation Statements. Parent shall have received from each holder of Company Series F Stock entitled to receive shares of Parent Common Stock pursuant to

Section 1.6(b) of this Agreement an Investment Representation Statement reasonably satisfactory in substance and form to Parent.

                                   ARTICLE VII
           SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION

         7.1 Survival of Representations and Warranties. The Company's representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Merger and shall continue until the date that is one year after the Closing Date; provided, however, that the representations and warranties of the Company contained in Section 2.10 shall survive for the longer of (i) one year after the Closing Date or (ii) the expiration of the applicable statute of limitations; and provided, further, that claims based on the tort of fraud may be brought by Parent until the expiration of the applicable statute of limitations. All of Parent's and Sub's representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall terminate at the Closing; provided, however, that the representations and warranties made by Parent in Section 3.7 shall survive until the expiration of the applicable statute of limitations.

         7.2 Indemnification and Escrow.

                  (a) Indemnification. The Shareholders agree to indemnify and hold Parent and its officers, directors and affiliates harmless against all claims, losses, liabilities, damages, deficiencies, costs and expenses, including reasonable attorneys' fees and expenses of investigation and defense (hereinafter individually a "Loss" and collectively "Losses") incurred by Parent, its officers, directors, or affiliates (including the Surviving Corporation) directly or indirectly as a result of (i) any breach of a representation or warranty of the Company contained in this Agreement or any Related Agreements, (ii) any failure by the Company to perform or comply with any covenant contained in this Agreement or any Related Agreements, (iii) the Net Liabilities exceeding the Estimated Net Liabilities, (iv) the Third Party Expenses exceeding the Estimated Third Party Expenses and/or (v) the exercise of any dissenters' rights with respect to Company Capital Stock other than Series F Preferred Stock. The Shareholders shall not have any right of indemnification or contribution from the Company with respect to any Loss claimed by an indemnified party. Parent may not receive any Escrow Shares from the Escrow Fund unless and until Parent identifies Losses, the aggregate of which exceeds $50,000 (the "Basket Amount"), as provided in the Escrow Agreement, in which case Parent shall be entitled to recover all Losses excluding the first $50,000 of such Losses. The Escrow Fund shall constitute the sole and exclusive remedy of Parent with respect to Losses under this Section 7.2 and the Shareholders of the Company shall not have any further liability arising out of breach of any representation, warranty, covenant or agreement of the Company contained herein or in any agreements contemplated by this Agreement, or in any instrument delivered pursuant to this Agreement, in excess of the amounts on deposit in the Escrow Fund, except in the event of the tort of fraud by the Company.

                  (b) Sole Security for Indemnification Obligations. As sole security for the indemnity provided for in Section 7.2(a) and by virtue of this Agreement, the Shareholders will be deemed to have received and deposited the Escrow Shares with the Escrow Agent without any additional act of any Shareholder. The portion of the Escrow Shares contributed on behalf of the Shareholder shall be in proportion to the aggregate number of Merger Shares that such Shareholder would otherwise be entitled to receive in the Merger pursuant to Section 1.6(b) of this Agreement by virtue of ownership of outstanding shares of Company Capital Stock. The procedure for satisfaction of claims in respect of Losses is set forth in the Escrow Agreement attached hereto as Exhibit G (the "Escrow Agreement").

                  (c) Limitations. The maximum amount the indemnified parties may recover from the Shareholders pursuant to the indemnity set forth in Section 7.2(a) shall be limited to an amount equal to (i) the number of shares of Parent Common Stock equal to ten percent (10%) of the Total Consideration, in the manner and pursuant to the procedures set forth in the Escrow Agreement and (ii) 90% of Losses for which Parent makes claims against the Escrow Fund. In the event of the tort of fraud committed by the Company, Parent shall have all remedies available at law or in equity with respect thereto; provided, however, that notwithstanding anything to the contrary contained in this Agreement, in no event shall any Shareholder have any liability for Losses or torts of fraud committed by the Company in excess of the total consideration received by such Shareholder hereunder.

         7.3 Shareholders' Representative.

                  (a) By virtue of their approval of this Agreement, the Shareholders will be deemed to have irrevocably constituted and appointed, effective as of the Closing, Yag Patel (the "Shareholder Representative"), as their true and lawful agent and attorney-in-fact to enter into any agreement in connection with the transactions contemplated by the Escrow Agreement, including, without limitation, entering into the Escrow Agreement and exercising on behalf of the Shareholders all or any of the powers, authority, rights and discretion conferred on them under or the Escrow Agreement, including without limitation waiving any terms and conditions of any such agreement (other than the payment of the Escrow Fund), giving and receiving notices and communications, authorizing delivery to Parent of the Escrow Fund or other property from the Escrow Fund in satisfaction of claims by Parent, objecting to such deliveries, agreeing to, negotiating, entering into settlements and comprises of, and demanding arbitration and complying with orders of courts and awards of arbitrators with respect to such claims, and taking all actions necessary or appropriate in the judgment of the Shareholder Representative for the accomplishment of the foregoing. The Shareholder Representative shall not be liable for any act done or omitted hereunder as Shareholder Representative while acting in good faith and in the exercise of reasonable judgment. This power of attorney is coupled with an interest and is irrevocable. Notices or communications to or from the Shareholder Representative shall constitute notice to or from the Shareholders. A decision, act, consent or instruction of the Shareholder Representative shall be final, binding and conclusive upon the Shareholders, and the Escrow Agent and Parent may rely upon any such decision, act, consent or instruction of the Shareholder Representative as being the decision, act, consent or instruction of the Shareholders. The Escrow Agent and Parent are hereby relieved from any liability to any person for any acts done by them in accordance with such decision, act, consent or instruction of the Shareholder Representative.

                  (b) In the event that the Merger is approved by the Shareholders, effective upon such vote, and without further act of any Shareholder, the Shareholders shall agree, severally and not jointly, on a pro rata basis based on their proportionate ownership interests in the Company, to indemnify, defend and hold the Shareholder Representative harmless from and against any loss, damage, tax, liability and expense that may be incurred by the Shareholder Representative arising out of or in connection with the acceptance or administration of the Shareholder Representative's duties, except as caused by the Shareholder Representative's gross negligence or willful misconduct, including the legal costs and expenses of defending such Shareholder Representative against any claim or liability in connection with the performance of the Shareholder Representative's duties.

                                  ARTICLE VIII
                        TERMINATION, AMENDMENT AND WAIVER

         8.1 Termination. Except as provided in Section 8.2, this Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time:

                  (a) by mutual consent of the Company and Parent, as evidenced in a written agreement executed by both parties;

                  (b) by Parent or the Company if: (i) the Effective Time has not occurred by the date that is thirty (30) days after the date this Agreement is executed by Parent, Sub and the Company, provided, however, that the right to terminate this Agreement under this Section 8.1(b)(i) shall not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the Merger to occur on or before such date; (ii) there shall be a final nonappealable order of a federal or state court in effect preventing consummation of the Merger; or (iii) there shall be any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the Merger by any Governmental Entity that would make consummation of the Merger illegal;

                  (c) by Parent if there shall be any action taken, or any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the Merger by any Governmental Entity, which would: (i) prohibit or materially restrict the Parent's or the Surviving Corporation's ownership or operation of any portion of the business of the Company; or (ii) compel Parent or the Company to dispose of or hold separate all or a portion of the business or assets of the Company or Parent as a result of the Merger;

                  (d) by Parent if it is not in material breach of its obligations under this Agreement and there has been a material breach of any representation, warranty, covenant or agreement contained in this Agreement or any Related Agreements on the part of the Company and such breach has not been cured within ten (10) calendar days after written notice to the Company; provided, however, that, no cure period shall be required for a breach which by its nature cannot be cured;


                  (e) by the Company if it is not in material breach of its obligations under this Agreement and there has been a material breach of any representation, warranty, covenant or agreement contained in this Agreement or any Related Agreements on the part of Parent and such breach has not been cured within ten (10) calendar days after written notice to Parent; provided, however, that, no cure period shall be required for a breach which by its nature cannot be cured;

                  (f) by Parent if: (i) the Board of Directors of the Company or any committee thereof shall have approved or recommended any Company Acquisition Proposal (as defined below); (ii) the Company shall have entered into any letter of intent or similar document or any agreement, contract or commitment accepting any Company Acquisition Proposal; or (iii) the Company shall have breached the provisions of Section 4.2 of this Agreement; or

                  (g) by Parent if an event having a Company Material Adverse Effect shall have occurred after the date of this Agreement.

                  For purposes of this Agreement, "Company Acquisition Proposal" shall mean any offer or proposal (other than an offer or proposal by Parent) relating to: (i) a merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company, pursuant to which the shareholders of the Company immediately preceding such transaction hold less than 50% of the equity interest in the surviving or resulting entity of such transaction; (ii) a sale or other disposition by the Company of assets (excluding inventory and used equipment sold in the ordinary course of business) representing in excess of 50% of the fair market value of the Company's business immediately prior to such sale, or (iii) the acquisition by any person or group, directly or indirectly, of beneficial ownership or a right to acquire beneficial ownership of shares representing in excess of 50% of the voting power of the then outstanding shares of capital stock of the Company.

         8.2 Effect of Termination. In the event of termination of this Agreement as provided in Section 8.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Parent, Sub or the Company, or their respective officers, directors or Shareholders, provided that each party shall remain liable for any breaches of this Agreement prior to its termination; provided further that, the provisions of Sections 5.5 and 5.11(a),
Article IX and this Section 8.2 shall remain in full force and effect and survive any termination of this Agreement.

         8.3 Termination Fees.

                  (a) Company Payment. The Company shall pay to Parent in immediately available funds, within two (2) business days after demand by Parent, an amount equal to $250,000 (the "Termination Fee") if this Agreement is terminated due to the Company's acceptance of any Company Acquisition Proposal.

                  (b) Parent Payment. Parent shall pay to the Company in immediately available funds, within two (2) business days after demand by the Company, an amount equal to the Termination Fee if this Agreement is terminated by Purchaser for any reason other than due to (i) a breach by the Company of a representation or warranty contained in this Agreement that has a Company Material Adverse Effect; (ii) the failure of the Company to perform any covenant or obligation under the agreement that has a Company Material Adverse Effect; or
(iii) the failure of any material condition to Parent's obligation to consummate the Merger to be satisfied (except where such condition is solely within Parent's control).

         8.4 Amendment. This Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed on behalf of Parent, Sub and the Company.

         8.5 Extension; Waiver. At any time prior to the Effective Time, Parent and Sub, on the one hand, and the Company on the other hand, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations of the other party hereto, (b) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto, and (c) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

                                   ARTICLE IX
                               GENERAL PROVISIONS

         9.1 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial messenger or courier service, or mailed by registered or certified mail (return receipt requested) or sent via facsimile (with acknowledgment of complete transmission) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice), provided, however, that notices sent by mail will not be deemed given until received:

                  (a)      if to Parent or Sub, to:

                           XCare.net, Inc.
                           6400 S. Fiddler's Green Circle
                           Suite 1400
                           Englewood, CO 80111
                           Attention: Chief Executive Officer
                           Telephone No.: (720) 554-1224
                           Facsimile No.:  (303) 488-9705

                           with a copy to:

                           Wilson Sonsini Goodrich & Rosati
                           Professional Corporation
                           650 Page Mill Road
                           Palo Alto, California 94304
                           Attention:  Kathleen B. Bloch, Esq.
                           Telephone No.: (650) 493-9300
                           Facsimile No.: (650) 493-6811

                  (b)      if to the Company, to

                           Confer Software, Inc.
                           1125 Industrial Road
                           San Carlos, CA  94070
                           Attn: Abraham Kleinfeld
                           Telephone No.: (650) 486-5273
                           Facsimile No.: (650) 366-7407

                           with a copy to (which shall not constitute notice hereunder):

                           Latham & Watkins
                           135 Commonwealth Drive
                           Menlo Park, CA 94025
                           Attn: Christopher Kaufman, Esq.
                           Telephone No.: (650) 328-4600
                           Facsimile No.: (650) 463-2600

                  (c)      If to the Shareholder Representative, to:

                           Rho Management
                           152 West 57th Street, 23rd Floor
                           New York, NY  10019
                           Attn: Yag Patel
                           Telephone No.: (212) 848-0427
                           Facsimile No.: (212) 751-3613

         9.2 Interpretation. The words "include," "includes" and "including" when used herein shall be deemed in each case to be followed by the words "without limitation." The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

         9.3 Counterparts; Facsimile. This Agreement may be executed by facsimile and in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

         9.4 Entire Agreement; Assignment. This Agreement, the Related Agreements, the Exhibits and Schedules hereto, the Non-Disclosure Agreement, dated September 29, 2000, between the Company and Parent and the documents and instruments and other agreements among the parties hereto referenced herein: (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings both written and oral, among the parties with respect to the subject matter hereof; (b) are not intended to confer upon any other person any rights or remedies hereunder; and (c) shall not be assigned (other than by operation of law), except that Parent and Sub may assign their respective rights and delegate their respective obligations hereunder to their respective affiliates.

         9.5 Severability. In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

         9.6 Other Remedies; Specific Performance. Any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

         9.7 Governing Law; Dispute Resolution.

                  (a) General. This Agreement shall be governed by and construed in accordance with the laws of the State of California, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. In the event of any dispute under this Agreement which the parties are unable to resolve themselves, the matter, regardless of its nature, shall be settled by arbitration in accordance with the commercial arbitration rules of the American Arbitration Association then in effect conducted in the city and county of Santa Clara, California, by three arbitrators, one selected by Parent and one selected by the Shareholder Representative, and the two arbitrators selected by Parent and the Shareholder Representative shall select a third arbitrator from a list of nine arbitrators drawn by the two arbitrators at random from the "Independent" or "Gold Card" list of retired judges. Any arbitration shall be administered by the American Arbitration Association. In no event shall a demand for arbitration be made after the date when legal or equitable proceedings based on the dispute in question would be barred by an applicable statute of limitations.

                  (b) Application of Procedures. This agreement to resolve any disputes under this Agreement by binding arbitration shall extend to any claims against any shareholder of any of the parties, any brother-sister company, parent, subsidiary, Affiliate, any officer, director, employee or agent of any of the parties, and shall apply as well to claims arising out of federal or state Laws as well as to claims arising under common law. The arbitrators shall apply the same substantive law, and may only utilize the same remedies, as would be applied or utilized, as applicable, by a court having jurisdiction over the parties and their dispute. The arbitrators shall, upon an appropriate motion, dismiss any claim brought in arbitration if the arbitrators determine that the claim does not state a claim or a cause of action which could have properly been pursued through court litigation. Subject to the terms of this Agreement, the arbitrators shall have the power to grant all appropriate legal and equitable relief (both by way of interim relief and as part of a final award) as may be granted by any court of the State of California to carry out the terms of this Agreement and to resolve all disputes under this Agreement. All awards and orders of the arbitrators (including but not limited to interim relief) shall be fixed and binding subject to confirmation, correction or vacation pursuant to California Code of Civil Procedure Section 1285 et.seq. In the event of a conflict between the then applicable commercial arbitration rules of the American Arbitration Association and these procedures, the provisions of these procedures shall govern.

         (c) Timing. It is the intention of the parties that all arbitration proceedings be conducted as expeditiously as reasonably possible in keeping with fairness and with a minimum of legal formalities. Unless modified by the arbitrators upon a showing of good cause, all arbitration proceedings shall proceed upon the following schedule: (a) within one (1) month from the service of the notice of the request to arbitrate, the parties shall select the arbitrators; (b) within fifteen (15) days after selection of the arbitrators, the parties shall conduct a pre-arbitration conference at which a schedule of pre-arbitration discovery shall be set, all pre-arbitration motions scheduled and any other necessary pre-arbitration matters decided; (c) all discovery allowed by the arbitrators shall be completed within forty-five (45) days following the pre-arbitration conference; (d) all pre-arbitration motions shall be filed and briefed so that they may be heard no later than one (1) month following the discovery cut-off; (e) the arbitration shall be scheduled to commence no later than one (1) month after the decision on all pre-arbitration motions but in any event no later than five (5) months following the service of the notice of arbitration; and (f) the arbitrators shall render their written decision (including without limitation any and all findings of fact and conclusions of law) within one (1) month following submission of the matter.

         (d) Discovery. The arbitrators shall set a limited time period and establish procedures designed to reduce the cost and time for discovery of information relating to any dispute while allowing the parties an opportunity, adequate as determined in the sole judgment of the arbitrators, to discover relevant information from the opposing parties about the subject matter of the dispute. The arbitrators shall rule upon motions to compel, limit or allow discovery as they shall deem appropriate given the nature and extent of the disputed claim. The arbitrators shall also have the authority to impose sanctions, including attorneys' fees and other costs incurred by the parties, to the same extent as a court of law or equity, should the arbitrators determine that discovery was sought without substantial justification or that discovery was refused or objected to by a party without substantial justification.

         (e) Decision of Arbitrators. The decision of a majority of the three arbitrators as to any claim, including as to the validity and amount of any claim in such Officer's Certificate shall be binding and conclusive upon the parties to this Agreement, and notwithstanding anything in the Escrow Agreement or Section 7.2 or 7.3 hereof, the Escrow Agent shall be entitled to act in accordance with such decision and make or withhold payments in accordance therewith. Such decision shall be written and shall be supported by written findings of fact and conclusions regarding the dispute which shall set forth the award, judgment, decree or order awarded by the arbitrators. In the event that a court determines that the arbitration procedures set forth herein is not absolutely final and binding, then it is the intent of the parties that any arbitration decision should be fully admissible in evidence, given great weight by any finder of fact and treated as determinative to the maximum extent permitted by law.

                  (f) Judgment; Costs. Judgment upon any award rendered by the arbitrators may be entered in any court having competent jurisdiction. The arbitrators shall have the power to award the prevailing party in any arbitration (as determined by the arbitrators) its costs and expenses incurred in connection with the arbitration, including without limitation, reasonable attorneys' fees and costs, the fees of each arbitrator and the administrative costs of the arbitration.

         9.8 Rules of Construction. The parties hereto agree that this Agreement is the product of negotiation between sophisticated parties and individuals, all of whom were represented by counsel, and each of whom had an opportunity to participate in and did participate in, the drafting of each provision hereof. Accordingly, ambiguities in this Agreement, if any, shall not be construed strictly or in favor of or against any party hereto but rather shall be given a fair and reasonable construction without regard to the rule of contra preferentum.


         9.9 Attorneys Fees. If any action or other proceeding relating to the enforcement of any provision of this Agreement is brought by any party hereto, the prevailing party shall be entitled to recover reasonable attorneys' fees, costs and disbursements (in addition to any other relief to which the prevailing party may be entitled).

         IN WITNESS WHEREOF, Parent, Sub and the Company have caused this Agreement to be signed, all as of the date first written above.


XCARE.NET, INC.

By:     /s/ Gary T. Scherping
    -------------------------------------------------

Name:   Gary T. Scherping
      -----------------------------------------------

Title:  SVP Finance and CFO
       ----------------------------------------------


CONFER ACQUISITION CORP.

By:     /s/ Gary T. Scherping
    -------------------------------------------------

Name:   Gary T. Scherping
      -----------------------------------------------

Title:  President and Secretary
       ----------------------------------------------



CONFER SOFTWARE, INC.

By:     /s/ Abraham Kleinfeld
    -------------------------------------------------

Name:   Abraham Kleinfeld
      -----------------------------------------------

Title:  Chairman
       ----------------------------------------------




       [SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER AND REORGANIZATION]